UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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CITIZENS & NORTHERN CORPORATION
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90-92 Main Street

Wellsboro, Pennsylvania 16901

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 19, 2018

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Citizens & Northern Corporation (the “Corporation”) will be held at the Deane Center, located at 104 Main Street, Wellsboro, Pennsylvania, on Thursday, April 19, 2018 at 2:00 P.M., local time, for the following purposes:

1.	To elect four Class I directors to serve for a term of 3 years;

2.	To approve and adopt the second amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan;

3.	To consider and approve the following advisory (non-binding) resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement”;

4.	To ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018; and

5.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in the enclosed proxy statement, “FOR” the approval and adoption of the Second Amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan, “FOR” the approval of an advisory vote on the compensation of the Corporation’s Named Executive Officers, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018.

We have elected to provide access to our proxy materials over the Internet using the Securities and Exchange Commission’s “notice and access” rules. Details regarding the business to be conducted are described in the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail and in this proxy statement. We have also made available a copy of our 2017 Annual Report on Form 10-K with this proxy statement. We encourage you to read our Annual Report. It includes our audited financial statements and provides information about our business.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, the Board of Directors encourages you to vote your shares. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions described in this proxy statement, as well as in the Notice you received in the mail. This will not prevent you from voting in person at the meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in “street name,” you will need additional documentation from your broker in order to vote in person at the meeting.

Only shareholders of record at the close of business on February 2, 2018, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

Kimberly N. Battin
Corporate Secretary

Wellsboro, Pennsylvania
March 9, 2018

TABLE OF CONTENTS

Page
Annual Meeting Information	3-5

Who is entitled to vote?
On what am I voting?
How does the Board of Directors recommend I vote on the proposals?
How are proxy materials being disseminated?
How do I vote?
How do I change my vote?
What is a quorum?
What vote is required to approve the proposals?
Who will count the vote?
How are proxies being solicited?
What is the deadline for shareholder proposals for next year’s Annual Meeting?

Internet Availability of Proxy Materials	5

Cautionary Statement Regarding Forward-Looking Statements	5

Proposal 1 - Election of Directors	5-8

Board of Directors
Nominees for Election
Director Qualifications

Executive Officers	8-9

Corporate Governance	9-12

Director Independence
Leadership Structure of the Board
Meetings and Committees of the Board of Directors
Shareholder Communications
Related Person Transactions and Policies
Stock Ownership Guidelines

Information Concerning Security Ownership	13-14

Beneficial Ownership of Principal Holders
Beneficial Ownership of Executive Officers and Directors
Section 16(a) Beneficial Ownership Reporting Compliance

Compensation Discussion and Analysis	14-22

Executive Summary
2017 Performance Highlights
2017 Key Compensation Decisions and Actions
Overview of the Executive Compensation Program
Compensation Philosophy and Program Objectives
2017 Program Components
How We Make Decisions Regarding Named Executive Officer Compensation
2017 Executive Compensation Decisions
Recent Actions
Consideration of Say-on-Pay Advisory Vote
Risk Management
Recoupment Policy
Compensation Committee Report
Compensation Committee Interlocks and Insider Participation

90-92 Main Street

Wellsboro, Pennsylvania 16901

PROXY STATEMENT

Annual Meeting of Shareholders – April 19, 2018

Annual Meeting Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Citizens & Northern Corporation (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 19, 2018, at 2:00 P.M., at the Deane Center located at 104 Main Street, Wellsboro, Pennsylvania, and at any adjournments or postponements thereof. This proxy statement was first made available to shareholders on March 9, 2018.

Who is entitled to vote?

Shareholders owning Corporation common stock on February 2, 2018 are entitled to vote at the Annual Meeting or any adjournment or postponement of the meeting. Each shareholder has one vote per share on all matters to be voted on. On February 2, 2018, there were 12,246,834 shares of Corporation common stock outstanding.

On what am I voting?

You will be asked to elect four (4) Class I directors for three-year terms expiring in 2021; to approve and adopt the second amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan; to approve the advisory (non-binding) resolution on the compensation paid to the Named Executive Officers of the Corporation; and to ratify the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders would be presented at the meeting, the proxies will vote according to the directions of the Corporation’s management.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote “FOR” the election of each of the nominees for director listed in this proxy statement, “FOR” approval and adoption of the second amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan, “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation, and “FOR” the ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018.

How are proxy materials being disseminated?

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to furnish proxy materials, including this proxy statement and our 2017 Annual Report on Form 10-K, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, provides instructions as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

If you received more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms requested in paper format.

How do I vote?

As described in the Notice, you may vote by any of the following methods:

Internet. Go to www.voteproxy.com 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The Internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 18, 2018.

Telephone. Call toll-free 1-800-PROXIES 24 hours a day, seven days a week, and follow the instructions. You will need the control number that is included in the Notice, proxy card or voting instructions form that is sent to you. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available until 11:59 p.m., Eastern Time, on April 18, 2018.

Mail. If you are a shareholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instructions form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.

At the Annual Meeting. Unless your shares are held in “street name”, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting, we encourage you to vote over the Internet or by telephone prior to the meeting. It is fast and convenient, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

How do I change my vote?

If you give the vote we are soliciting, you may revoke it at any time before it is exercised:

•	by signing and returning a later-dated proxy; or

•	by giving written notice to Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901, Attention: Kimberly N. Battin, Corporate Secretary; or

•	by voting in person at the Annual Meeting.

A shareholder whose shares are held in street name should follow the instructions of his or her broker regarding revocation of proxies. You should note that your presence at the meeting without voting in person will not revoke an otherwise valid proxy.

What is a quorum?

A “quorum” is the presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares. There must be a quorum for the meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in “street name” for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the meeting only if such shares have been voted at the meeting on a matter other than a procedural motion.

What vote is required to approve the proposals?

The four (4) nominees for election to the Board of Directors receiving the highest number of votes cast by shareholders entitled to vote at the meeting will be elected. “Withhold” votes will have the effect of a vote against a nominee. Abstentions and broker non-votes will have no effect on the election of directors.

Approval of the adoption of the second amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan, approval of the advisory (non-binding) resolution on the compensation paid to Named Executive Officers, and ratification of the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm for the year ending December 31, 2018 require the affirmative vote of a majority of the votes cast at the meeting, in person or by proxy. Abstentions and broker non-votes will have no effect in calculating the votes on these matters.

Who will count the vote?

The Judges of Election appointed by the Board of Directors will count the votes cast in person or by proxy at the meeting.

How are proxies being solicited?

The Corporation will bear its own cost of solicitation of proxies for the meeting. In addition to solicitation by mail, the company’s directors, officers and employees may solicit proxies personally or by telephone, facsimile transmission or otherwise. These directors, officers and employees will not be additionally compensated for their solicitation efforts, but may be reimbursed for out-of-pocket expenses incurred in connection with these efforts. The Corporation will reimburse brokerage firms, fiduciaries, nominees and others for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of shares of common stock held in their names.

What is the deadline for shareholder proposals for next year’s Annual Meeting?

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2019 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Citizens & Northern Corporation at the Corporation’s principal executive offices at 90-92 Main Street, Wellsboro, Pennsylvania, no later than November 9, 2018.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at the next Annual Meeting, the Corporation’s Articles of Incorporation require shareholders to give advance notice of such proposals. The required notice, which must include the information and documents set forth in the Articles of Incorporation, must be given no more than 50 days and no less than 14 days prior to the Annual Meeting. If notice is not received by the Corporation within this time frame, the Corporation will consider such notice untimely.

Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, if any shareholder proposal intended to be presented at the Annual Meeting without inclusion in our proxy statement is received within the required time frame and is properly presented, then a proxy will have the ability to confer discretionary authority to vote on the proposal.

Internet Availability of Proxy Materials

Important Notice About the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 19, 2018: This proxy statement, proxy card and the Corporation’s annual report to shareholders are available at: http://www.astproxyportal.com/ast/11697/.

Cautionary Statement Regarding Forward-Looking Statements

This proxy statement and the documents that have been incorporated herein by reference may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, these statements can be identified by the use of words such as “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar expressions. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of our business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in our filings with the SEC.

Although forward-looking statements help provide additional information about us, investors should keep in mind that forward-looking statements are only predictions, at a point in time, and are inherently less reliable than historical information. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. We assume no obligation to update any forward-looking statement in order to reflect any event or circumstance that may arise after the date of this proxy statement, other than as may be required by applicable law or regulation.

PROPOSAL 1 — ELECTION OF DIRECTORS

Board of Directors

Our Articles of Incorporation provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) directors and that within these limits the number of directors shall be as established by the Board of Directors. The Articles further provide that the Board shall be classified into three classes, as nearly equal in number as possible. One class of directors is elected annually, and the term for each class is three (3) years. Any vacancy occurring on the Board of Directors, for any reason, may be filled by a majority of directors then in office to serve until the expiration of the term of the vacancy. There are currently twelve (12) members of the Corporation’s Board of Directors.

At the 2018 Annual Meeting, four (4) Class I directors are to be elected to serve for a three-year term.

Nominees for Election

The Board of Directors proposes the following four (4) nominees be elected as Class I directors for terms expiring at the 2021 Annual Meeting of Shareholders: Bobbi J. Kilmer, Terry L. Lehman, Frank G. Pellegrino, and James E. Towner. Each of the nominees currently serves as a director of the Corporation, except Bobbi J. Kilmer.

The four (4) nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Unless otherwise instructed, proxies received from shareholders will be voted for the nominees named in this proxy statement. If a nominee should become unavailable for any reason, proxies will be voted for a substitute nominee determined by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unable to serve if elected.

Cumulative voting does not exist in the election of directors. Each share of Corporation common stock is entitled to cast one vote for each nominee. For example, if a shareholder owns ten shares of common stock, he or she may cast up to ten votes for each of the four nominees to be elected.

The Board of Directors recommends a vote “FOR” the election of the nominees identified above, each of whom has consented to be named as a nominee and to serve if elected.

Director Qualifications

We provide below information as of the date of this proxy statement about each nominee and director of the Corporation. The information includes information each director has given us about his/her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that he or she should serve as a director, we also believe that all of our directors and nominees have demonstrated good judgment, strength of character, and an independent mind, as well as a reputation for integrity and the highest personal and professional ethics.

The age shown below for each director is as of April 19, 2018, which is the date of the annual shareholders meeting.

Nominees as Class I Directors for a term expiring at the 2021 Annual Meeting

Bobbi J. Kilmer

Nominated: 2018

Age: 54

Ms. Kilmer has been the President & Chief Executive Officer of Claverack Rural Electric Cooperative since 2006. She also serves as the Co-President & CEO of C&T Enterprises, Inc., which is the owner of Valley Energy in Sayre, PA, Wellsboro Electric Company and Citizens Electric Company in Lewisburg. She previously served as the Executive Vice President & Chief Operating Officer of Claverack. Ms. Kilmer serves on the boards of various organizations within her local and surrounding communities. She received her Bachelor of Science from Mansfield University. We believe Ms. Kilmer’s qualifications to serve as a director of the Corporation include her business experience, as well as her executive leadership roles at Claverack Rural Electric Cooperative and C&T Enterprises, Inc.

Terry L. Lehman, CPA

Director since: 2016

Age: 60

Mr. Lehman was appointed to the Board of Directors in February 2016. Mr. Lehman is a retired certified public accountant with over 30 years of experience in public accounting and private industry, including serving the roles of an Assurance Director at BDO, LLP in Harrisburg, an Audit Partner at ParenteBeard, LLC, and Beard Miller Company, LLP both located in Harrisburg, Senior Manager at Ernst & Young, and an Internal Auditor at Peoples National Bank of Lebanon. Mr. Lehman has been a Board Member for both MidCoast Community Bancorp, Inc. and MidCoast Community Bank since October 2015. He received his B.S.B.A. degree in Accounting from Shippensburg University. We believe Mr. Lehman’s extensive experience in public accounting and private industry, much of which has been concentrated in work for and on behalf of financial institutions, make him qualified to serve as a director of the Corporation.

Frank G. Pellegrino

Director since: 2016

Age: 54

Mr. Pellegrino was appointed to the Board of Directors in February 2016. Mr. Pellegrino is Owner/Developer with Carlton Associates, LLC. He is the former Executive Vice President of Sales and Marketing of Primus Technologies Corp, Williamsport, and serves in executive leadership roles in several businesses in Lycoming, Union and Columbia counties. We believe Mr. Pellegrino’s qualifications to serve as a director of the Corporation include his more than 20 years in an executive leadership role with Primus Technologies Corp and his leadership role with several other businesses.

James E. Towner

Director since: 2000

Age: 71

Mr. Towner is retired with over 30 years of experience with Times Shamrock Communications, including over 20 years as publisher. He has served on several nonprofit boards within his local community. He received his Bachelor of Science from Elmira College. We believe Mr. Towner’s qualifications to serve as a director of the Corporation include his 17 years of experience as a director of the Corporation and experience as an executive in the communications industry.

Continuing as Class II Directors for a term expiring at the 2019 Annual Meeting

Susan E. Hartley

Director since: 1998

Age: 60

Ms. Hartley has been an attorney since 1984. She received her Bachelor of Arts from Elmira College, Master of Arts from State University of New York at Buffalo, and Doctorate of Jurisprudence from State University of New York at Buffalo School of Law. We believe Ms. Hartley’s qualifications to serve as a director of the Corporation include her experience as an attorney and her 19 years of experience as a director of the Corporation.

Leo F. Lambert, Chairman

Director since: 2001

Age: 64

Mr. Lambert has been the President and General Manager of Fitzpatrick & Lambert, Inc. since 1978. Mr. Lambert received his Bachelor of Science from St. Francis College Loretto. Mr. Lambert has served and continues to serve on many nonprofit boards within his community. We believe Mr. Lambert’s qualifications to serve as a director of the Corporation include his over 40 years of experience as a local business owner and entrepreneur and community leader.

Leonard Simpson

Director since: 1989

Age: 69

Mr. Simpson has been an attorney since 1975, having served as Sullivan County District Attorney from 1977 through 1993 and from 2008 until present. He received his Bachelor of Science from Gettysburg College and his Doctorate of Jurisprudence from Cumberland School of Law, Samford University. Mr. Simpson has served and continues to serve on various nonprofit boards within his local community. We believe Mr. Simpson’s qualifications to serve as a director of the Corporation include his experience as an attorney, his 28 years of experience as a director of the Corporation and his professional leadership experience.

R. Bruce Haner (1)

Director since: 1998

Age: 70

Mr. Haner owned and operated an auto dealership for over 30 years. Mr. Haner has attended various Pennsylvania Bankers Association, American Bankers Association, and Federal Reserve seminars and workshops. We believe Mr. Haner’s qualifications to serve as a director of the Corporation include his over 30 years of experience as a local business owner and entrepreneur and his 18 years of experience as a director of the Corporation.

(1) On December 21, 2017, Mr. Haner communicated his intent to resign as a director of the Company, effective as of the Company’s annual meeting of shareholders on April 19, 2018 even though there would be one year remaining in his term as director. Mr. Haner’s decision to resign was not the result of a disagreement with the Company on any matter relating to the Company’s or the Bank’s operations, policies or practices.

Continuing as Class III Directors for a term expiring at the 2020 Annual Meeting

Dennis F. Beardslee

Director since: 1999

Age: 67

Mr. Beardslee has owned and operated Terrace Lanes Bowling Center since 1984. He received his Bachelor of Arts from Mansfield University. He serves on several nonprofit boards within his local community. We believe Mr. Beardslee’s qualifications to serve as a director of the Corporation include his over 30 years of experience as a local business owner and entrepreneur and his 18 years of experience as a director of the Corporation.

Jan E. Fisher

Director since: 2002

Age: 63

Ms. Fisher is the Executive Vice President & Chief Operating Officer of UPMC Susquehanna, Williamsport, PA, and also the Chief Administrative Officer for Williamsport Regional Medical Center. She previously served as the Executive Vice President & Chief Operating Officer of Laurel Health System and President & Chief Executive Officer of Soldiers & Sailors Memorial Hospital, Wellsboro, PA. She received her Bachelor of Science from Purdue University and Master of Business Administration from the University of Miami. Ms. Fisher has served and continues to serve on many nonprofit boards within her local community and industry. We believe Ms. Fisher’s qualifications to serve as a director of the Corporation include her over 30 years of executive management experience.

J. Bradley Scovill

Director since: 2015

Age: 58

Mr. Scovill became employed as President and Chief Executive Officer of the Corporation and Citizens & Northern Bank (the “Bank”) and was appointed to the Board of Directors of the Corporation and the Bank, effective March 2, 2015. Prior to joining the Corporation and Bank, Mr. Scovill most recently served as President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank headquartered in Belleville, Pennsylvania, where he was an executive for more than five (5) years. Prior to Kish, Mr. Scovill held various executive management positions with both PNC Bank and Sterling Financial Corporation, headquartered in Lancaster, Pennsylvania. Mr. Scovill received a Bachelor of Science Degree in Finance from The Pennsylvania State University. We believe Mr. Scovill is qualified to serve as a director of the Corporation because of his extensive experience working in financial and executive roles in the banking industry.

Aaron K. Singer

Director since: 2017

Age: 46

Mr. Singer has been the President & Chief Executive Officer of MetalKraft Industries Inc. since 2000. He received his Bachelor of Science from Shippensburg University. Mr. Singer serves on the boards of various organizations within his local community. We believe Mr. Singer’s qualifications to serve as a director of the Corporation include his business experience as well as his executive leadership experiences at MetalKraft.

EXECUTIVE OFFICERS

The following table provides information regarding each of the executive officers of the Corporation and the Bank. The age shown below for each executive officer is as of April 19, 2018, which is the date of the annual shareholders meeting.

J. Bradley Scovill

Age: 58

President and Chief Executive Officer of the Corporation and the Bank since March 2015. Prior to his employment with the Corporation and the Bank, Mr. Scovill most recently served as an executive with Kish Bancorp, Inc. and Kish Bank, headquartered in Belleville, Pennsylvania. Mr. Scovill was President and Chief Operating Officer of Kish Bancorp, Inc. and Kish Bank from June 2013 until February 2015, Senior Vice President and Chief Operating Officer of Kish Bank from 2011 through June 2013, and Executive Vice President and Chief Financial Officer of Kish Bank from 2009 through 2011.

Stan R. Dunsmore

Age: 55

Executive Vice President and Chief Credit Officer of the Bank since January 2015; formerly Vice President and Commercial Loan Sales Officer of the Bank since May 2007.

Shelley L. D’Haene

Age: 57

Executive Vice President and Senior Operations Officer of the Bank since January 2015; formerly Executive Vice President and Director of Alternate Delivery Channels of the Bank since January 2013, and Vice President and Cash Management Coordinator of the Bank since February 2006.

Harold F. Hoose, III

Age: 51

Executive Vice President and Director of Lending of the Bank since March 2005.

Mark A. Hughes

Age: 57

Treasurer of the Corporation and Executive Vice President and Chief Financial Officer of the Bank. Mr. Hughes served as Interim President and Chief Executive Officer of the Corporation and Bank from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer of the Corporation and Bank and was appointed to the positions he had formerly held as Treasurer of the Corporation since November 2000 and Executive Vice President and Chief Financial Officer of the Bank since August 2000.

John M. Reber

Age: 51

Executive Vice President and Director of Risk Management of the Bank since January 2011; formerly Vice President and Director of Risk Management of the Bank since June 2004.

Thomas L. Rudy, Jr.

Age: 54

Executive Vice President and Director of Branch Delivery of the Bank since February 2004; President of C&N Financial Services Corporation since January 2000.

Deborah E. Scott

Age: 58

Executive Vice President and Director of the Trust Department of the Bank since September 1999.

Tracy E. Watkins

Age: 53

Executive Vice President and Director of Human Resources of the Bank since January 2018; formerly Vice President and Director of Human Resources of the Bank since 2010, and HRIS (Human Resources Information System) & Employee Relations Manager since 2005.

CORPORATE GOVERNANCE

Members of the Corporation’s Board of Directors are elected by the shareholders. In selecting nominees for the shareholders’ consideration, the Board attempts to identify individuals with appropriate business, financial, legal and other skills and knowledge that are essential to providing oversight of the Corporation’s affairs, and who demonstrate a passion for promoting and enhancing the Corporation’s financial performance and its service to the communities within our marketplace. In evaluating candidates, the Board considers diversity of educational and business background and experiences, taking into account the experience “mix” of current directors, as well as that of the candidates. The nominating process is described in more detail in the section titled “Governance and Nominating Committee” below.

Director Independence

During 2017 and through the date of this proxy statement, all directors and nominees are and were independent, except for J. Bradley Scovill, as determined in accordance with the independence standards of the NASDAQ Stock Market. In determining the directors’ independence, in addition to matters disclosed under “Related Person Transactions and Policies” on page 12 of this proxy statement, the Board of Directors considered each director’s beneficial ownership of Corporation common stock and loan transactions between the Bank and the directors, their family members and businesses with whom they are associated, as well as any contributions made by the Bank to non-profit organizations with whom such persons are associated. In each case, the Board determined that none of the transactions above impaired the independence of the director.

The Bank makes loans to Directors and Executive Officers in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risks of collectability.

Additional information concerning loans and deposits with Directors and Executive Officers is incorporated herein by reference to disclosure provided in Note 15 to the Consolidated Financial Statements, which is included in Part II, Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017.

Leadership Structure of the Board

Leo F. Lambert serves as Chairman of the Board of the Corporation and the Bank. The Board’s establishment of an independent chair reflects its desire to maintain separation between the Board’s role of providing oversight of corporate activities and protecting shareholder interests and the Chief Executive Officer’s role of managing the Corporation and Bank.

The Board attempts to ensure that thorough, open and honest discussions take place at all Board and committee meetings, and that all of the directors are sufficiently informed about each matter that arises so as to make informed decisions. Mr. Lambert presides over meetings of the Board and the Executive Committee, as well as executive sessions and meetings of the independent directors. Further, the Chairman is responsible for communicating the thoughts or concerns of the independent directors to the Chief Executive Officer.

Meetings and Committees of the Board of Directors

Board of Directors. During 2017, the Board of Directors of the Corporation met thirteen (13) times, the Board of Directors of the Bank met thirteen (13) times, and the independent directors met in executive session and held meetings of the independent directors seven (7) times. All of the incumbent directors attended at least 75% or more of the meetings of the Board of Directors of the Corporation and of the Board committees on which he or she served.

Although the Corporation does not have a formal policy with respect to director attendance at the Annual Meeting of Shareholders, each director is encouraged to attend the Annual Meeting.

Executive Committee of the Corporation. The Corporation has an Executive Committee, whose purpose is to monitor and oversee the Corporation’s management succession plan and leadership development processes; review and provide advice and counsel to the CEO regarding the Corporation’s strategic plan, mission, goals and objectives, and action plans, as well as various other matters; and to act on behalf of and with full authority of the Board of Directors in matters that may arise between the regular monthly meetings of the Board which require immediate Board level action. In 2017, the members of the Executive Committee were: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. During 2017, the Executive Committee held twelve (12) meetings.

Audit Committee. The primary function of the Audit Committee is to review the internal audit program as performed by the internal auditors; recommend to the Board of Directors the engagement of the independent registered public accounting firm for the year; review the examinations and reports from those persons; and review the annual financial statements of the Corporation. In 2017, the members of the Audit Committee of the Corporation were: R. Bruce Haner, Leo F. Lambert, Terry L. Lehman, Edward H. Owlett, III, Aaron K. Singer, James E. Towner, and Ann Tyler. Director Tyler served on the Committee from January through March 2017, and Director Singer has served on the Committee since April 2017. The Audit Committee held four (4) meetings in 2017. All of the members of the Audit Committee are and were independent under the independence standards of the NASDAQ Stock Market.

At present, Director Lehman of the Audit Committee meets the definition of “audit committee financial expert” as defined in the rules adopted by the SEC. The Board of Directors has determined that each of the members of the Audit Committee has sufficient knowledge and experience in financial matters to effectively perform his or her duties as a member of the Audit Committee.

The Board of Directors of the Corporation has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Audit Committee Charter of C&N Corp”. The policies and procedures for pre-approval of engagements for non-audit services are included in the Charter.

Compensation Committee of the Corporation. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the executive officers and to provide oversight of the Bank’s compensation, benefit, perquisite and employee equity incentive programs. The members of the Compensation Committee are: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, Leonard Simpson and James E. Towner. The Compensation Committee held six (6) meetings in 2017. All of the members of the Compensation Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Compensation Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Compensation Committee Charter of C&N Corp.”

Governance and Nominating Committee. The purpose of the Governance and Nominating Committee is to establish criteria for Board member selection and retention; identify individuals qualified to become Board members; and recommend to the Board the individuals to be nominated and re-nominated for election as directors. This committee is also responsible for reviewing and reporting to the Board periodically on matters of corporate governance. In 2017, the members of the Governance and Nominating Committee were: Dennis F. Beardslee, Jan E. Fisher, R. Bruce Haner, Susan E. Hartley, and Leonard Simpson. During 2017, the Governance and Nominating Committee held seven (7) meetings. All members of the Governance and Nominating Committee are and were independent under the independence standards of the NASDAQ Stock Market.

The Board of Directors of the Corporation has adopted a written charter for the Governance and Nominating Committee, which is available on our website at www.cnbankpa.com by clicking on “Investor Relations”, then “Pages within Investor Relations”, then “Corporate Governance Policies”, then “Governance and Nominating Charter”.

Qualifications considered by the Governance and Nominating Committee in assessing director candidates include, but are not limited to, the following:

•	An understanding of the business and financial affairs and the complexities of a business organization. A career in business is not essential, but the candidate should have a proven record of competence and accomplishments and should be willing to commit the time and energy necessary to fulfill the role as an effective director;

•	A genuine interest in representing all of the Corporation’s stakeholders, including the long-term interests of the shareholders;

•	A willingness to support the values, mission and vision of the Corporation;

•	An open-mindedness and resolve to independently analyze issues presented for consideration;

•	A reputation for honesty and integrity;

•	A high level of financial literacy (i.e., the ability to read financial statements and financial ratios, and a working knowledge and familiarity with basic finance and accounting practices);

•	A mature confidence and ability to approach others with self-assurance, responsibly and supportively. Candidates should value Board and team performance over individual performance and should be able to raise tough questions in a manner that encourages open discussions. Additionally, a candidate should be inquisitive and curious and feel a duty to ask questions of management;

•	The ability, capacity, and willingness to serve as a conduit of business referrals to the organization;

•	Independence in accordance with the independence standards of the NASDAQ Stock Market; and

•	Experience with a business of size similar or larger than the Corporation.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it may deem are in the best interests of the Corporation and its shareholders, and such factors may change from time to time. The Governance and Nominating Committee does, however, require that a majority of the directors be independent under the independence standards of the NASDAQ Stock Market and expects directors to meet the minimum stock ownership expectations described in the “Stock Ownership Guidelines” section.

The Committee identifies nominees by first evaluating the current directors who are willing to continue in service. If any member of the Board does not wish to continue service or the Board determines not to re-nominate a current director for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Committee evaluates each individual candidate in the context of the Board as a whole, with the objective of recommending a group containing a broad array of diverse experience.

The Board does not have a formal written policy for considering director candidates recommended by shareholders due to the infrequency of nominations, but its long-standing informal policy is to give due consideration to any and all candidates. The evaluation procedure for candidates recommended by the shareholders would be the same as is done for those recommended by the Board of Directors and management. The Committee recommends a director nominee to the Board, and the Board makes the final determination as to the nominees who will stand for election.

Current members of the Board of Directors are polled for suggestions as to prospective director candidates meeting the Governance and Nominating Committee’s criteria. The Committee has the prerogative to employ and pay third party search firms, but to date has not done so.

The Board of Directors has established a director resignation policy. Pursuant to the policy, any director nominee who, in an uncontested election of directors, fails to receive more votes in favor of such nominee’s election than withheld shall tender to the Board of Directors his or her resignation. The Corporate Governance and Nominating Committee shall then make a recommendation to the Board with respect to the tendered resignation, taking into account any factors the Committee deems relevant. The Board shall then act on the tendered resignation, no later than 120 days following the certification of the results of the applicable annual meeting. If the resignation is not accepted, the director shall continue to serve until the expiration of his or her term and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.

Our Board believes the director resignation policy provides the shareholders with an enhanced role in the director election process, while preserving flexibility for the Board to consider the reasons behind the vote in the course of discharging its fiduciary obligations to the shareholders.

Article Tenth of the Corporation’s Articles of Incorporation requires that shareholders give advance notice of any nominations for election to the Board of Directors. The required notice, which must include the information set forth in the Articles of Incorporation, must be made in writing and must be delivered or mailed to the President of the Corporation not less than 14 days nor more than 50 days prior to the Annual Meeting. If notice is not received by the Corporation within this timeframe, the Corporation will consider such notice untimely.

Asset Liability Committee of the Corporation. The purpose of the Asset Liability Committee is to stabilize and improve profitability by balancing the relationship between risk and return over an extended period of time, as well as to function as an investment committee. In 2017, the members of the Asset Liability Committee were: Susan E. Hartley, Frank G. Pellegrino, J. Bradley Scovill, Aaron K. Singer, James E. Towner, and Ann M. Tyler. Director Tyler served on the Committee from January through March 2017, and Director Singer has served on the Committee since April 2017. The Asset Liability Committee met four (4) times during 2017.

Executive Committee of the Bank. The function of the Bank’s Executive Committee is to monitor and oversee the Bank’s management succession plan and leadership development processes and review and provide advice and counsel to the Chief Executive Officer regarding the Bank’s strategic plan, mission, goals and objectives and action plans and other matters, as well as recommend policies and procedures. In 2017, the members of the Bank’s Executive Committee were: Jan E. Fisher, R. Bruce Haner, Leo F. Lambert, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and James E. Towner. During 2017, the Bank’s Executive Committee held twelve (12) meetings.

Information Technology Committee of the Bank. The purposes of the Information Technology (“IT”) Committee are to oversee significant strategies, innovation, projects and technology architecture decisions; monitor IT programs to ensure they support business objectives and strategies; confer with the Bank’s senior IT and Risk Management teams; and inform the Board of Directors on IT Risk Management-related matters. In 2017, members of the Information Technology Committee were: Terry L. Lehman, Frank G. Pellegrino, Aaron K. Singer, James E. Towner, and Ann M. Tyler. Director Tyler served on the Committee from January through March 2017, and Director Singer has served on the Committee since April 2017. During 2017, the Information Technology Committee held three (3) meetings.

Trust Investment Committee of the Bank. The Trust Investment Committee of the Bank determines the policy and investments of the Trust Department and the acceptance and relinquishment of all fiduciary relationships. In 2017, members of the Trust Investment Committee were: Dennis F. Beardslee, Susan E. Hartley, Frank G. Pellegrino, J. Bradley Scovill, and Leonard Simpson. During 2017, the Trust Investment Committee held four (4) meetings.

Finance and Loan Committee of the Bank. The primary purpose of the Finance and Loan Committee is to evaluate and act on loan requests that exceed management’s lending authority, review larger watch list loans, review loan portfolio statistics and trends, and review proposed changes to the loan policy and make recommendations to the Board of Directors. In 2017, members of the Finance and Loan Committee were: Dennis F. Beardslee, Leo F. Lambert, Terry L. Lehman, Edward H. Owlett, III, J. Bradley Scovill, Leonard Simpson, and Ann M. Tyler. Director Tyler served on the Committee from January through March 2017. During 2017, the Finance and Loan Committee held six (6) meetings.

Shareholder Communications

If you wish to communicate with the Board, you may send correspondence to Kimberly Battin, Corporate Secretary, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901. The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable. You may also communicate directly with the Chairman by writing to the Chairman, Citizens & Northern Corporation, 90-92 Main Street, Wellsboro, PA 16901.

Related Person Transactions and Policies

Certain directors and officers of the Corporation and Bank and their affiliates (including corporations of which such persons are officers or greater than 10% beneficial owners) were customers of, and had transactions with, the Corporation and Bank in the ordinary course of business during the year ended December 31, 2017. Similar transactions may be expected to take place in the future. Such transactions included the purchase of certificates of deposit and extensions of credit in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with third parties and did not involve more than the normal risks of collectability or present other unfavorable features. The Corporation expects that any other transactions with directors and officers and their affiliates in the future will be conducted on the same basis.

The Corporation is required to disclose transactions with certain “Related Persons” (as defined by SEC regulations) where the annual amount involved exceeds $120,000. In 2017, the Corporation did not have any related person transactions in excess of $120,000 requiring disclosure.

The Corporation does not have a separate policy specific to transactions with Related Persons. The Code of Ethics, however, requires employees and directors to recognize, avoid and report situations where personal interests may interfere, or appear to interfere, with their responsibilities to the Corporation so that the Board with advice of counsel may determine whether a conflict of interest is deemed to exist. Further, the Audit Committee Charter provides that the Audit Committee is to conduct a review of all transactions with related parties, including Related Persons as defined by the SEC. In February 2018, the Audit Committee reviewed a report of transactions with Related Persons that occurred in 2017.

Additionally, the Corporation and the Bank are subject to Federal Reserve Regulation O, which governs loans to certain insiders, including executive officers, directors or 10% controlling shareholders of a bank or holding company, or an entity controlled by an executive officer, director or controlling shareholder (an “Insider”). As required by Regulation O, the Bank’s Loan Policy prohibits loans to an Insider unless the loan (i) is made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Insider; and (ii) does not involve more than the normal risk of repayment or present other unfavorable features.

Stock Ownership Guidelines

The Board of Directors has adopted formal guidelines setting forth a minimum amount of Corporation common stock that all directors and executive officers are expected to own. Pursuant to these guidelines, each incumbent independent director shall be the beneficial owner of at least $200,000 in aggregate fair market value of Corporation common stock. Each independent director who was an incumbent as of April 17, 2012 had five years from the date of initial adoption of this policy, or until April 17, 2017, to satisfy this minimum stock ownership objective and shall maintain such minimum stock ownership throughout his or her term as a director. Each independent director who is newly elected or appointed after April 17, 2012 shall have five (5) years from the date of initial election or appointment to establish beneficial ownership of at least $100,000 in aggregate fair market value of the Corporation’s common stock and ten (10) years from the date of initial election or appointment to establish beneficial ownership of at least $200,000 in aggregate fair market value of the Corporation’s common stock. Each independent director who is newly elected or appointed after April 17, 2012 shall maintain such minimum stock ownership throughout his or her term as a director. Notwithstanding the foregoing stock ownership requirements, the Board of Directors, in the exercise of its reasonable discretion, may approve exceptions to the stock ownership requirements, on a case by case basis, to account for unusual volatility in the trading price of the common stock on or about the annual valuation date of the stock on June 30 of each year. The Chief Executive Officer is required to own common stock having a minimum value equal to 75% of his/her salary and target bonus and all other Executive Vice Presidents are required to own common stock having a minimum value equal to 50% of their salary and target bonus.  Each executive officer had five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirement. Currently, all directors and named executive officers meet the minimum requirements.

INFORMATION CONCERNING SECURITY OWNERSHIP

Beneficial ownership of shares of the Corporation’s common stock is determined in accordance with SEC Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock;
•	Investment power, which includes the power to dispose or direct the disposition of the stock; or
•	The right to acquire beneficial ownership within 60 days after February 2, 2018.

Beneficial Ownership of Principal Holders

The following table shows, to the best of the Corporation’s knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2017, more than 5% of the Corporation’s outstanding common stock.

Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership		Percent of Class
BlackRock Inc.	889,617	(1)	7.3%
55 East 52nd Street
New York, NY 10055

(1)	Based on an Amendment No. 7 to Schedule 13G filed with the Securities and Exchange Commission on January 29, 2018, which reported beneficial ownership as of December 31, 2017 by BlackRock, Inc.

Beneficial Ownership of Executive Officers and Directors

The following table sets forth, as of February 2, 2018, and from information supplied by the respective persons, the amount and the percentage, if over 1%, of the common stock of the Corporation beneficially owned by each director, each nominee for director, each of the named executive officers and all executive officers and directors of the Corporation as a group.

	Amount and Nature of
Name of Individual or Identity of Group	Beneficial Ownership (1)		Percent of Class

Dennis F. Beardslee	20,690	(2)	*
Jan E. Fisher	21,083	(3)	*
R. Bruce Haner	30,193	(4)	*
Susan E. Hartley	19,552	(3)	*
Bobbi J. Kilmer	0		*
Leo F. Lambert	26,181	(4)	*
Terry L. Lehman	7,043	(4)	*
Edward H. Owlett, III	18,502	(3)	*
Frank G. Pellegrino	6,352	(4)	*
Leonard Simpson	42,216	(5)	*
Aaron K. Singer	4,767	(4)	*
James E. Towner	23,732	(6)	*
J. Bradley Scovill	44,979	(7)	*
Mark A. Hughes	67,470	(8)	*
Harold F. Hoose, III	44,445	(9)	*
Deborah E. Scott	43,841	(10)	*
Stan R. Dunsmore	14,525	(11)	*
Directors and Executive Officers as a Group (21 Persons)	513,953		4.20%

*	Indicates beneficial ownership of less than 1%.
(1)	Pursuant to the regulations of the SEC, the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of February 2, 2018 with an exercise price of less than $23.23, which is the closing price on February 2, 2018 (“presently exercisable stock options”). Unless otherwise indicated, each individual holds sole voting and investment authority with respect to the shares listed.
(2)	Includes 4,497 shares issuable pursuant to presently exercisable stock options and 826 shares of restricted stock.
(3)	Includes 5,227 shares issuable pursuant to presently exercisable stock options and 826 shares of restricted stock.

(4)	Includes 826 shares of restricted stock.
(5)	Includes 4,297 shares issuable pursuant to presently exercisable stock options and 826 shares of restricted stock. Of the stated amount, 25,205 shares are pledged as security.
(6)	Includes 646 shares issuable pursuant to presently exercisable stock options and 826 shares of restricted stock.
(7)	Includes 11,491 shares of restricted stock.
(8)	Includes 28,470 shares issuable pursuant to presently exercisable stock options and 6,049 shares of restricted stock.
(9)	Includes 21,179 shares issuable pursuant to presently exercisable stock options and 4,820 shares of restricted stock.
(10)	Includes 17,711 shares issuable pursuant to presently exercisable stock options and 3,649 shares of restricted stock.
(11)	Includes 3,202 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of the Corporation’s issued and outstanding common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Corporation with copies of all such reports they file.

Based solely upon a review of the reports filed pursuant to Section 16 of the Exchange Act, the Corporation believes that its directors and executive officers timely filed all reports required under Section 16.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis (CD&A) section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer (NEO) compensation philosophy, programs, policies and decisions, all within the context of our business environment and performance. Our goal is to present a clear and concise overview of our executive compensation practices and describe key changes from last year.

Executive Summary

The Corporation’s executive compensation program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors. We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Accordingly, the program includes short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

2017 Performance Highlights

Financial highlights for 2017 included the following:

•	For the year ended December 31, 2017, net income per diluted share was $1.10 as compared to $1.30 in 2016. The Corporation’s 2017 earnings were impacted by the enactment in December 2017 of a reduction in the federal corporate income tax rate to 21% from 35%, effective January 1, 2018. Annual 2017 earnings results include additional income tax expense related to a reduction in the carrying value of the net deferred tax asset, resulting in a reduction of $0.18 in diluted earnings per share. Going forward, management expects the Corporation’s income tax expense to be significantly lower in 2018 and on an ongoing basis as a result of the lower tax rate.

•	The return on average assets for the year ended December 31, 2017 was 1.08%, and the return on average equity (ROAE) was 7.11%. As described in more detail below, ROAE is a significant variable considered in determining cash awards to NEOs under the Annual Incentive Award Plan. The corporate performance-based portion of each Executive’s award was calculated based upon achievement of annual ROAE in comparison to a defined comparator group’s performance. For 2017, calculation of the Corporation’s ROAE as compared to that of the comparator group was based on results for the four quarters ended September 30, 2017, prior to the Corporation’s recognition of additional income tax expense resulting from the recent change in federal corporate income tax rate described above. The 2017 corporate performance-based payout was 65.16% of target for each Executive, down from 92.00% for 2016.

•	Net loans outstanding (excluding mortgage loans held for sale) were up 8.5% from December 31, 2016. In 2017, average total loans for the year were up 8.0% as compared to 2016.

•	The Corporation maintained regulatory capital at levels well in excess of the amounts necessary to be considered well capitalized. Tangible common equity as a percentage of tangible assets was 13.95% at December 31, 2017, down slightly from 14.15 a year earlier.

2017 Key Compensation Decisions and Actions

The following is a summary of key actions taken by the Compensation Committee on executive compensation in 2017:

•	Base Salaries: 2017 base salary increases for NEOs ranged between 2% and 10%, with the higher increases awarded to individuals with 2016 compensation significantly below the 50th percentile of the comparative peer group for the applicable position.
•	2017 Short-Term Incentive Awards: based on corporate, unit/functional performance and individual goals, payouts for 2017 performance were, generally, slightly below target.
•	2017 Long-Term Incentive Awards: Equity awards to NEOs in 2017 included a mix based on 50% time-based restricted stock awards (“RSA”) and 50% performance-based restricted stock awards (“PRSA”). The time-based RSAs and PRSAs vest over three years, with one-third vesting on each anniversary date of the award. For PRSAs, awards only vest to the extent performance has been met. The performance criterion used in the PRSAs is relative ROAE and the comparator group includes all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion. The value of restricted stock awarded to each of the NEOs was at the target level established based on comparative peer information.

Overview of the Executive Compensation Program

The Corporation’s executive compensation program includes a number of fixed and variable compensation and benefit components, typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program is designed to provide participating executives with an industry-competitive level of total compensation when their collective and individual performances meet or exceed the goals approved by the Board of Directors.

Compensation Philosophy and Program Objectives

We believe that the compensation program for executives should directly support the achievement of specific annual, long-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. It also provides annual and long-term incentive opportunities to encourage specific performance and to reward the successful efforts of executives. The incentive opportunities are structured to produce a performance-leveraged program format in which executives may derive a significant portion of their total compensation, depending on their role in the organization, from short and long-term incentive opportunities, but only when performance targets are met on a consistent basis and subject to appropriate controls to ensure management is not incented to take excessive risk.

We believe that the features and composition of the current program provide a total compensation package for executive officers that is competitive in our marketplace, but weighted toward variable pay based on corporate and individual performance, and which contributes to the creation of shareholder value.

2017 Program Components

The following is a discussion of the primary purpose of each element within our executive compensation program.

1.	Base Salary. Base salaries are set to recognize the executive’s experience, responsibilities associated with the position and expectations with respect to the individual’s contributions to the Corporation. In setting or adjusting base salary levels for our NEOs, the Corporation considers the following factors: the executive’s position, individual performance, contribution to the Corporation, market salaries for similar positions, experience in the position, industry merit increase budgets, and the Corporation’s overall financial performance. Base salaries for the NEOs are reviewed and approved annually by the Compensation Committee no later than the first quarter of the fiscal year so the Compensation Committee can take into account results from the prior fiscal year-end performance.

2.	Short-Term (Annual) Incentives. The Corporation’s Annual Incentive Award Plan provides participating executives with opportunities to earn additional cash compensation in a given year when corporate and business unit operating results and individual performance contributions meet or exceed established thresholds of acceptable achievement. For 2017, corporate performance was measured based on return on average equity as compared to peer performance. Business unit goals vary based on the nature of the unit, but, where applicable, include such items as loan and deposit growth, levels of nonperforming assets, and non-interest income. Each participant’s individual performance contribution is evaluated by his or her supervisor, with the Chief Executive Officer’s individual performance contribution evaluated by the Board of Directors. The Committee, in its discretion, may adjust or eliminate award payments under the Incentive Award Plan. All awards under the Incentive Award Plan are paid in cash as soon as it is practical after the end of a plan year.

3.	Long-term Incentives. The Corporation’s 1995 Stock Incentive Plan provides participating executives with the ability to receive equity awards (as determined by the Committee, as administrator of the plan), and is intended to focus the recipient’s efforts on the strategic direction and goals of the business, incent ownership in the Corporation and promote a vested interest in the Corporation’s long-term success. Awards may take the form of incentive stock options, nonqualified options, stock appreciation rights or restricted stock. The Committee reviews and recommends approval of awards to executives based upon its assessment of individual performance, a review of the executive’s existing long-term incentives, and retention considerations. To date, all awards granted under the plan have been incentive stock options or restricted stock. A total of 850,000 shares of common stock may be issued under the plan. As of December 31, 2017, a balance of 270,179 shares remains available for issuance.

In 2017, the Bank made LTI grants to its NEOs in the form of 50% RSAs and 50% PSRAs. RSAs granted to the Bank’s executive officers in 2017 vest equally over a three-year period. On each anniversary date of the 2017 awards, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job.

The Bank’s PRSAs are structured in a way where performance is assessed at the end of each year within the three-year performance period. On each anniversary date, one-third of the total shares will be distributed based on the recipient’s satisfactory performance of his or her job and the Corporation’s attainment of an earnings-based performance standard. The performance standard is based on the Corporation achieving ROAE with a percent ranking of at least 50% of the ROAE achieved by the Comparator Group for the four consecutive calendar quarters ending with the third quarter of each calendar year following the award date. All restricted shares not distributed due to the recipient’s unsatisfactory performance of his or her job or due to the Corporation failing to achieve the minimum ROAE threshold shall be forfeited by the executive and revert back to the Corporation as of the anniversary date on which such determinations are made.

Historically, stock options awarded under the plan vest six (6) months after the grant date and expire ten (10) years after the grant date. Stock options were not granted to executives in 2017.

4.	Ownership Guidelines. In order to better align the interests of the NEOs with those of our shareholders, the Company requires that they own a number of shares of the Company’s common stock equal to a percent of his/her salary and target bonus. At this time, the CEO is required to own a minimum amount of stock equal to 75% of his/her salary and target bonus while all other Executive Vice Presidents are required to own 50% of their salary and target bonus. Each executive officer has five (5) years beginning June 30, 2012 or following his or her date of appointment to comply with the minimum ownership requirements. Currently, all NEOs meet the minimum requirements.

5.	Health and Welfare Benefits. Executives participate in the Corporation’s qualified health and welfare benefits programs on the same terms and conditions as all other employees of the Corporation.

6.	Nonqualified Benefits and Perquisites. Nonqualified benefits and perquisites that may be offered by the Corporation include participation in a supplemental retirement income plan (“SERP”), as well as, in many instances, use of a company-provided automobile. In a few instances, the Corporation pays a portion of an executive’s membership dues for a golf or social club, when such membership can facilitate the conduct of business with clients.

The SERP is intended to replace some of the benefits lost by executives under federally mandated restrictions on retirement income benefits to highly compensated employees under qualified retirement income plans like pensions and 401(k) plans. The Corporation’s SERP provides a retirement benefit to participants who retire after attaining age 55, with 5 years of service. Participants vest earlier than age 55 in the event of disability, death or in the event of a change in control of the Corporation. Annual contributions to the SERP are at the discretion of the Board of Directors, and the Board may terminate the SERP at any time. The SERP is described in more detail on page 28.

In December 2015, the Corporation established a nonqualified Deferred Compensation Plan that allows selected officers, beginning in 2016, the option to defer receipt of cash compensation, including base salary and any cash bonuses or other cash incentives. The Deferred Compensation Plan does not provide for Corporation contributions. The Deferred Compensation Plan is described in more detail on pages 28-29.

7.	Employment, Change in Control and Severance Agreements. The Corporation has entered into Employment Agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose, and Mrs. Scott. The Employment Agreements are described in more detail on pages 29-31.

A select group of senior executives, including Mr. Dunsmore, are parties to a Change in Control agreement with the Corporation. In the event that any of these executives is terminated following a Change in Control, they would receive a severance benefit. They would also be eligible for continued coverage under the Corporation’s health and welfare benefit plans for eighteen (18) months. The Change in Control Agreement is described in more detail on page 31.

None of the named executive officers has a commitment from the Corporation for a tax gross-up payment in the event that their severance benefits exceed the deduction limitations under Internal Revenue Code Section 4999.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, with the support of its independent compensation consultant and management, determines executive compensation programs, practices, and levels, for full Board consideration and approval. Specific responsibilities are assigned in accordance with governance best practices. In making its determinations, the Compensation Committee and its partners consider data and analyses regarding a peer group and other internal studies. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee. The Compensation Committee (“the Committee”) of the Board of Directors has primary responsibility for the design and administration of the executive compensation program. It reviews the make-up and administration of the executive compensation program throughout the year in light of changing organization needs and operating conditions and changing trends in industry practice. The Compensation Committee determines and approves the salaries, cash and equity incentive bonuses, equity awards, benefits and employment policies as they relate to the named executive officers, subject to full Board consideration and approval.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, cash and equity incentive bonus, and restricted stock award at such time.

The Compensation Committee has the authority to retain or obtain the services of compensation consultants or other advisors to provide compensation and benefit consulting services to the Committee. The independence of any such advisor is determined by the Compensation Committee prior to selecting or receiving advice from the advisor.

Role of Executive Management. Key members of the Company’s executive management attend Compensation Committee meetings at the Compensation Committee’s request to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed recommendations with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant. The Compensation Committee utilizes the support of outside compensation experts in establishing the policies, programs, and levels of executive compensation. In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to assist with the following:

•	Review and update the compensation peer group, as appropriate; and
•	Assess Executive total remuneration (cash, equity and retirement benefits/perquisites)

In their role as the Company’s outside advisor, Pearl Meyer also responds to questions from the Compensation Committee and attends meetings as requested. Pearl Meyer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee. Pearl Meyer performed no services outside of those related to executive compensation for the Company in 2017. The Compensation Committee assessed the independence of Pearl Meyer and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparison. Annually, the Committee asks its independent compensation consultant to review survey reports on national and regional compensation practices within the Corporation’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region. For the 2017 program planning review, the independent compensation consultant applied the following filters in developing a recommended group of institutions to serve as the Corporation’s peer group (the “Peer Group”):

•	included publicly traded commercial banks, and excluded thrifts, mutual holding companies and private banks; all institutions selected are traded on NASDAQ, NYSE or NYSE MKT except for a few local competitors who are traded on the OTC Marketplace;
•	included banking institutions with asset size ranging from approximately ½ to 2 times the Corporation’s asset size;
•	included banking institutions located in Pennsylvania, New York, New Jersey and Ohio; and
•	excluded banking institutions with no Trust Assets Under Management, except for a few companies who had been included in the prior year’s peer group.

Based on these criteria, the following institutions were selected for inclusion in the 2017 Peer Group:

ACNB Corporation	CNB Financial Corporation	Ohio Valley Banc Corp
AmeriServ Financial, Inc.	Codorus Valley Bancorp, Inc.	Orrstown Financial Services, Inc.
Arrow Financial Corporation	DNB Financial Corp.	Peoples Financial Services Corp.
Chemung Financial Corporation	LCNB Corp	Penns Wood Bancorp, Inc.
Citizens Financial Services Inc.	Mid Penn Bancorp, Inc.	SB Financial Group, Inc.
Civista Bancshares, Inc.	Norwood Financial Corp.

The following banks from the 2016 peer group were excluded from the 2017 peer group due to their asset size aligning above the target range: Bryn Mawr Bank Corporation, First of Long Island Corporation, Univest Corporation of PA.

In addition to the custom peer group data, market data from various banking industry surveys is also utilized and reflects banks of similar asset size and region to that of the Company.

The table below summarizes the benchmarking of components of executive compensation based on the independent compensation consultant’s report provided to the Committee in the fourth quarter 2016. The results of the market assessment were used in making decisions for 2017 pay levels.

Competitive Position of the Company NEOs’ 2016 Compensation

Relative to Market Percentiles

(Positioning Within Market Shown Within +/- 2.5 Percentile Points)

Total
		Annual	Total
	Base	Cash	Direct
	Salary	Comp. (1)	Comp. (2)
Chief Executive Officer	45th	55th	55th
EVP and Chief Financial Officer	Above 75th	Above 75th	Above 75th
EVP and Director of Lending	45th	65th	75th
EVP and Director of Trust Department	40th	60th	50th
EVP and Chief Credit Officer	Below 25th	30th	Below 25th

Note: The Peer Group information was based on publicly available data, mainly based on proxy statements filed for calendar 2015. The market compensation data was increased at an annual rate of 3% to approximate compensation levels as of January 1, 2017.

(1)	Total Annual Cash Compensation includes annualized base salary plus annual bonus under the Incentive Award Plan.
(2)	Total Direct Compensation includes Total Annual Cash Compensation plus the reported values of long-term incentive compensation, primarily stock-based compensation.

Program Review and Pay Decision Process. During the fourth quarter each year, the Committee (1) receives base salaries and annual and long-term incentive information on current executive compensation levels in the industry and industry program practices provided by its independent compensation consultant; (2) conducts a comprehensive review of the Corporation’s compensation program structure and provisions; and (3) considers salary and benefit adjustments and incentive awards for executives. After examining the information provided by its independent compensation consultant, the Committee determines whether (1) the content and structure of the Corporation’s compensation program is still competitive; (2) the current provisions remain consistent with the Corporation’s overall pay philosophy; and (3) the compensation program continues to support achievement of the Corporation’s business objectives.

After deciding on the program structure for the coming calendar year, the Committee examines the current compensation and benefit levels of incumbent executives in light of their continuing or changing roles in the business, the assessments of their individual performances by the Chief Executive Officer, and industry trends. The performance of the Chief Executive Officer is reviewed and appraised by the Committee. Based on the information gathered about each executive, the Committee formulates recommendations on possible salary adjustments for executives during the coming year. It also determines annual incentive awards for executives based on results achieved against goals and objectives defined at the beginning of the year, and determines appropriate long-term incentive awards in the form of stock-based compensation. These recommendations are then presented to the full Board of Directors for consideration and approval, usually in December, prior to the beginning of the new fiscal year.

As incentive awards for the current year are determined, the Committee also works with the Chief Executive Officer to construct executive performance plans for the coming year. The Committee formulates their recommendations on performance goals and award opportunities for Board consideration and approval.

The Committee may also be called upon to consider pay related decisions from time to time throughout the calendar year as executives are reassigned or new executives join the organization. In these instances, the Committee will review all aspects of the executive’s compensation, including base salary level, annual incentive opportunities, long-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

2017 Executive Compensation Decisions

Base Salaries. The Compensation Committee approved the following base salary adjustments for the Named Executive Officers intended to recognize each Executive’s contribution and performance. The following summarizes base salaries and the percentage increase for 2017.

Name	Title	2016 Base Salary	2017 Base Salary	Percent Increase
J. Bradley Scovill	Chief Executive Officer	$400,000	$408,000	2%
Mark A. Hughes	EVP and Chief Financial Officer	$260,000	$265,000	2%
Harold F. Hoose, III	EVP and Director, Lending Division	$205,000	$209,000	2%
Deborah E. Scott	EVP and Director, Trust Division	$190,000	$200,000	5%
Stan Dunsmore	EVP and Chief Credit Officer	$170,000	$187,000	10%

Annual Incentive Awards. The table below presents the performance criteria and the weighting of each criterion used in determining the annual incentive awards earned based upon 2017 performance for the named executive officers:

	Performance Criteria	Target Performance Result	Actual Performance Result	Criterion Weighting	Target % of Base Salary	Maximum % of Base Salary	Award % of Base Salary
J. Bradley Scovill	Corporate Performance:
	Award Matrix Result (1)	100.00%	65.16%	90%	31.50%	47.25%	20.53%
	Individual Performance (5)			10%	3.50%	5.25%	3.50%
	Totals				35.00%	52.50%	24.03%

Mark A. Hughes	Corporate Performance:
	Award Matrix Result (1)	100.00%	65.16%	60%	18.00%	27.00%	11.73%
	Unit/Functional Goals (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	4.87%	1.93%	7.50%	2.25%	3.38%	0.00%
	Growth in Outstanding Loans	13.69%	8.50%	7.50%	2.25%	3.38%	0.00%
	Efficiency Ratio (3)	59.51%	60.74%	7.50%	2.25%	3.38%	0.00%
	Growth in Total Trust and Financial Management Revenue (4)	5.55%	12.78%	7.50%	2.25%	3.38%	3.38%
	Individual Performance (5)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.02%	19.60%

Harold F. Hoose, III	Corporate Performance:
	Award Matrix Result (1)	100.00%	65.16%	45%	13.50%	20.25%	8.80%
	Unit/Functional Goals (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	4.87%	1.93%	10%	3.00%	4.50%	0.00%
	Growth in Outstanding Loans	13.69%	8.50%	15%	4.50%	6.75%	0.00%
	Efficiency Ratio (3)	59.51%	60.74%	10%	3.00%	4.50%	0.00%
	Growth in Total Trust and Financial Management Revenue (4)	5.55%	12.78%	10%	3.00%	4.50%	4.50%
	Individual Performance (5)			10%	3.00%	4.50%	4.50%
	Totals				30.00%	45.00%	17.80%

Deborah E. Scott	Corporate Performance:
	Award Matrix Result (1)	100.00%	65.16%	45%	11.25%	16.88%	7.33%
	Unit/Functional Goals (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	4.87%	1.93%	10%	2.50%	3.75%	0.00%
	Growth in Outstanding Loans	13.69%	8.50%	10%	2.50%	3.75%	0.00%
	Efficiency Ratio (3)	59.51%	60.74%	10%	2.50%	3.75%	0.00%
	Growth in Total Trust and Financial Management Revenue (4)	5.55%	12.78%	15%	3.75%	5.63%	5.63%
	Individual Performance (5)			10%	2.50%	3.75%	3.75%
	Totals				25.00%	37.51%	16.71%

Stan Dunsmore	Corporate Performance:
	Award Matrix Result (1)	100.00%	65.16%	45%	11.25%	16.88%	7.33%
	Unit/Functional Goals (2) Based on:
	Growth in Annual Average Deposits and Customer Repurchase Agreements	4.87%	1.93%	10%	2.50%	3.75%	0.00%
	Growth in Outstanding Loans	13.69%	8.50%	15%	3.75%	5.63%	0.00%
	Efficiency Ratio (3)	59.51%	60.74%	10%	2.50%	3.75%	0.00%
	Growth in Total Trust and Financial Management Revenue (4)	5.55%	12.78%	10%	2.50%	3.75%	3.75%
	Individual Performance (5)			10%	2.50%	3.75%	2.50%
	Totals				25.00%	37.51%	13.58%

(1)	The Corporate Performance award was calculated based upon achievement of annual return on average equity (ROAE) as a percent ranking compared to Comparator Group Performance. The Comparator Group included all publicly-traded commercial banks and thrifts within NJ, NY, OH and PA with total assets between $750 million and $3.5 Billion. The chart below was used to determine the incentive opportunity percentage of base salary from which a participant’s cash incentive award would be paid:

	Threshold	Target	Maximum	Actual
Relative ROAE Rank vs. Peers	25th percentile	50th percentile	75th percentile	37th percentile
				CZNC ROAE: 8.35%
				Comparator Group:
				Average: 8.96%
				Median: 8.82%
Corporate Payout	33%	100%	150%	65.16%

The decision to use an ROAE rank against Comparator Group of 25th percentile to establish the minimum performance standard for a payout, and an ROAE rank against Comparator Group of 50th percentile to establish a payout at 100% of Target, recognized that the Corporation’s equity capital, as a percentage of assets, is significantly higher than the peer average. An indicator of the Corporation’s higher-than-Peer average equity capital is that although the Corporation’s ROAE rank was the 37th percentile of Comparator Group, the Corporation’s return on average assets of 1.27% for the four quarters ended September 30, 2017 had a 92nd percentile ranking within the Comparator Group.

(2)	The Unit/Functional Goals detailed in the table represent certain performance measurements referred to by the Corporation as Key Performance Indicators (“KPIs”). In order for the NEOs to have the opportunity to earn the incentive award amounts indicated in the table for each KPI, the Corporation had to first meet certain risk management requirements as measured by specific Key Risk Indicators (“KRIs”). The KRIs functioned as a pass/fail mechanism. As of September 30, 2017, if the Corporation’s Total Summary KRI Value were to fall outside of the middle range of possible values, or if the risk rating for any individual category were at an elevated level, the NEOs would have been ineligible for an incentive award based on Unit/Functional Goals.

KRIs were established for the following risk categories: credit, interest rate, liquidity, strategic, operational, compliance and reputation. The KRIs for each risk category were determined based on evaluation and quantification of detailed risk factors for each category. The risk factors used were approved by the Board of Directors. Calculations of risk ratings were performed quarterly by the Corporation’s Risk Management Department.

The risk rating scale for each category, and for the individual factors within each category, was from 1-9, with 1-3 representing low levels of risk, 4-6 the middle zone of risk and 7-9 higher risk. The criteria used to evaluate if the Corporation’s risk profile was acceptable for payment of incentive awards based on the KPIs was as follows: (1) the Total KRI Summary Value must fall between 3.1 and 5.5, and (2) no single risk category may have a rating higher than 6.0. For this purpose, the Total KRI Summary Value was calculated based on a simple average of the values for each category.

As of September 30, 2017, the Total KRI Summary Value was 4.3, and no single risk category had a rating higher than 6.0. Accordingly, the NEOs were eligible for incentive awards based on the KPIs.

(3)	The Efficiency Ratio was calculated based on the Corporation’s consolidated financial results for 2017, by dividing: (a) total noninterest expense by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains and losses.

(4)	Growth in Trust and Financial Management Group revenue in 2017 over 2016 was based on comparison of total revenue from trust and brokerage services and from insurance commissions received as a result of efforts by employees within that group.

(5)	The Individual Performance awards were based on each individual’s overall performance evaluation.

For Mr. Hughes, Mr. Hoose, Mrs. Scott and Mr. Dunsmore, the individual performance evaluations reflected a scale of overall ratings comparing performance to Expectations, including: Does Not Meet, Meets, and Exceeds. In determining these ratings, results were evaluated in comparison to specific goals, including the goals described in the Unit/Functional Goals section of the table above. Also, significant weight was given to inherently subjective evaluations of each person’s performance with regard to identified Core Competencies, including: Strategic Leadership, Decision Making, Adaptability, Customer Focus, Teamwork/Partnering, Accountability and Drive for Results/Resource Management.

Mr. Scovill’s Individual Performance award was determined by the Board of Directors, based on recommendation of the Compensation Committee, and based on assessment of Mr. Scovill’s contributions to overall corporate performance.

Long-term Performance Incentives. As a part of our annual compensation review process, we worked with our outside Compensation Consultant in 2016 to review pay opportunities relative to market and used those results to make changes / pay decisions for 2017. As a result of this review, the value of 2017 long-term incentive (LTI) awards to the NEOs was at the target level for each position, as a percentage of base salary, as determined based on review of comparative peer information.

The range of LTI awards to NEOs considered by the Committee for awards granted in 2017 was as follows:

		LTI Award as % of Base Salary at:
Name	Title	Threshold	Target	Outstanding
J. Bradley Scovill	President & Chief Executive Officer	10.0%	30%	45%
Mark A. Hughes	EVP and Chief Financial Officer	6.7%	20%	30%
Harold F. Hoose, III	EVP and Director, Lending Division	8.3%	25%	38%
Deborah E. Scott	EVP and Director, Trust Division	6.7%	20%	30%
Stan Dunsmore	EVP and Chief Credit Officer	6.7%	20%	30%

The table below summarizes grant date values of equity awards granted in 2017:

Name	Title	2016 Base Salary	LTI Award as % of Base Salary	Grant Date Fair Value of LTI Awards	Grant Date	Grant Date Share Price	# of Shares Granted at Target (1)
J. Bradley Scovill	Chief Executive Officer	$400,000	30%	$119,981	1/4/2017	$25.97	4,620
Mark A. Hughes	EVP and Chief Financial Officer	$260,000	20%	$51,992	1/4/2017	$25.97	2,002
Harold F. Hoose, III	EVP and Director, Lending Division	$205,000	25%	$51,239	1/4/2017	$25.97	1,973
Deborah E. Scott	EVP and Director, Trust Division	$190,000	20%	$37,994	1/4/2017	$25.97	1,463
Stan Dunsmore	EVP and Chief Credit Officer	$170,000	20%	$33,995	1/4/2017	$25.97	1,309

(1)	As described above, all of the awards granted to NEOs in 2017 consisted of 50% RSAs and 50% PRSAs, vesting over a three-year period.

Recent Actions

During the first quarter of 2018, the Corporation, through the Committee and Board of Directors, has made certain decisions regarding executive compensation. The most significant actions are summarized below.

Base Salaries. At the beginning of 2018, executives received salary adjustments based on evaluations of corporate and individual performances and prevailing industry practices for comparable positions. The Chief Executive Officer’s salary increased in January 2018 by 2.0% to a level of $416,160. The Chief Financial Officer’s salary increased in January 2018 by 1.89% to a level of $270,000.

Annual Incentives. The Board has established a series of annual corporate, business unit and individual goals for each named executive officer whereby each named executive officer could receive an annual cash bonus under the Annual Incentive Award Plan equal to a percentage of base salary, depending upon achievement of performance goals. The Board, upon recommendation from the Committee, has approved the Annual Incentive Award Plan for 2018 with minimal changes in design from the 2017 Plan as described above under “Short-term (annual) Incentives” in the “Program Components” section of CD&A.

Long-term Incentives. As described above, the Committee utilizes equity awards as an incentive to drive future performance. In December 2017, the Committee recommended, and the Board approved, awards of restricted stock under the 1995 Stock Incentive Plan. Based on the Board’s actions, shares of restricted stock were awarded on January 3, 2018, when the market price of the Corporation’s stock, as defined in the Plan, was $24.21 per share. The following awards in the first quarter 2018 are not included in the tables within the “Executive Compensation” section of this Proxy Statement, because they were made after the end of 2017: Mr. Scovill – 5,055 shares; Mr. Hughes – 2,189 shares; Mr. Hoose – 2,158 shares; Mrs. Scott – 1,652 shares; Mr. Dunsmore – 1,544 shares. Half of the awards are RSAs and the other half reflect PRSAs at target.

Consideration of Say-On-Pay Advisory Vote

At our 2017 annual meeting of shareholders, approximately 92% of our shareholders who voted on the “say-on-pay” proposal (excluding broker non-votes and abstentions) approved the compensation we pay to our named executive officers. The Compensation Committee believes that the shareholder vote supports our compensation philosophy. Therefore, we have not modified our practices or philosophy as a result of the 2017 advisory vote.

At our 2017 annual meeting, our shareholders expressed support for conducting the foregoing say-on-pay vote every year. Our Board of Directors has adopted the shareholders’ recommendation to conduct a say-on-pay advisory vote each year.

Risk Management

We do not believe that the Corporation’s compensation programs and practices present any risks that are reasonably likely to have a material adverse effect on the Corporation.

The Committee believes that the direct compensation components of the executive compensation program—salary, annual incentive opportunities, equity grants—are reasonable, competitive and approximate the median of prevailing industry practices. The Committee intends to maintain the current leveraged approach to total compensation, directly tying a significant portion of an executive’s total earnings to achievements against goals and objectives approved by the Board of Directors, while balancing the approach with appropriate controls to ensure that management is not incented to take excessive risks.

Recoupment Policy

The Corporation has an executive compensation recoupment policy pursuant to which annual cash bonuses, stock-based awards, performance-based compensation and other forms of cash or equity compensation other than salary paid to executive officers are subject to a “clawback” pursuant to the recoupment policy in the event the Corporation is required to prepare an accounting restatement due to material non-compliance with financial reporting requirements under the securities laws.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis that is required by the rules and regulations established by the SEC and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in the proxy statement.

Compensation Committee

Jan E. Fisher, Chair	R. Bruce Haner
Leo F. Lambert	Edward H. Owlett, III
Leonard Simpson	James E. Towner

Compensation Committee Interlocks and Insider Participation

Messrs. Haner, Lambert, Owlett, Simpson, Towner and Mrs. Fisher served as members of the Compensation Committee during 2017 and none of them was an officer or employee of the Corporation or any of its subsidiaries during that time. There are no interlocking relationships, as defined in regulations of the SEC, involving members of the Compensation Committee.

Executive Compensation Tables

The following tables set forth for the fiscal years ended December 31, 2017, 2016 and 2015, the compensation which the Corporation and its subsidiaries paid to its named executive officers.

2017 Summary Compensation Table

The following table contains information with respect to annual compensation for services in all capacities to the Corporation and the Bank for the fiscal year ended December 31, 2017, with comparative information for 2016 and 2015, of those persons who were, (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the three (3) other most highly compensated executives (collectively, the “named executive officers”) to the extent such persons’ total compensation exceeded $100,000:

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified	All
				Stock	Option	Incentive Plan	Deferred Plan	Other
Name and		Salary	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Compensation(7)	Compensation(8)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

J. BRADLEY SCOVILL	2017	408,000	-	119,981	-	98,024	-	141,136	767,141
President and	2016	400,000	-	99,986	-	120,600	-	128,748	749,334
Chief Executive Officer(1)	2015	321,538	100,000	100,013	-	117,785	-	157,780	797,116

MARK A. HUGHES	2017	265,000	500	51,992	-	51,950	-	58,395	427,837
Executive Vice President	2016	260,000	500	50,380	-	66,456	-	56,880	434,216
and Chief Financial Officer(2)	2015	264,634	500	66,558	-	78,849	-	48,330	458,871

HAROLD F. HOOSE, III	2017	209,000	500	51,239	-	37,195	-	44,055	341,989
Executive Vice President	2016	205,000	500	48,399	-	55,699	-	46,039	355,637
and Director of Lending	2015	193,600	500	47,003	-	69,390	-	36,504	346,997

DEBORAH E. SCOTT	2017	200,000	500	37,994	-	33,411	-	48,409	320,314
Executive Vice President	2016	190,000	500	36,937	-	42,413	-	49,380	319,230
and Director of Trust Department	2015	184,700	500	35,347	-	53,136	-	43,973	317,656

STAN R. DUNSMORE	2017	187,000	500	33,995	-	25,396	25,528	44,741	317,160
Executive Vice President	2016	170,000	500	29,991	-	42,029	14,803	40,668	297,991
and Chief Credit Officer

(1) Mr. Scovill was appointed President and Chief Executive Officer effective March 2, 2015.

(2) Mr. Hughes was appointed Interim President and Chief Executive Officer from August 12, 2014 through March 1, 2015. Effective March 2, 2015, Mr. Hughes resigned from the positions of Interim President and Chief Executive Officer and was appointed to the positions he had formerly held as Treasurer and Chief Financial Officer.

(3) In 2015, Mr. Scovill was paid a signing bonus pursuant to his employment contract. The bonus amounts paid to the other named executive officers were paid pursuant to discretionary “holiday awards” that were paid in December of each year to essentially all employees except the Chief Executive Officer.

(4) The amounts shown in the “Stock Awards” column equal the values of restricted stock awards determined based on the average of the high and low stock price at each grant date. For 2017, the value as of the grant date for all awards was $25.97 per share. The values of the 2016 awards were as follows; Mr. Scovill’s award – 4,721 shares at $20.43 per share and 177 shares at $19.98 per share; and awards to the other named executive officers - $20.43 per share. The values of the 2015 awards were as follows; Mr. Scovill’s award - $19.33 per share; Mr. Hughes’s award - $19.53 per share; and awards to the other named executive officers - $21.04 per share.

(5) There were no options awarded in 2017, 2016 or 2015.

(6) The amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid pursuant to the Incentive Award Plan, which is described in the “Program Components” section of the Compensation Discussion and Analysis.

(7) The amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Plan Compensation” are attributable to Mr. Dunsmore’s participation in the Citizens Trust Company Pension Plan, a defined benefit pension plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participants and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc., and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007. Mr. Dunsmore is the only Named Executive Officer who is a participant in this plan. The discount rate used to calculate the present value of accumulated plan benefit was 3.55% at December 31, 2017, 4.05% at December 31, 2016 and 3.75% at December 31, 2015.

(8) Amounts shown as “All Other Compensation” include the following:

		Employer	Employer	Employer	Dollar Value		Commissions
		Contributions	Contributions	Contributions to	of Insurance		for	Perquisites
		to the	to the 401 (k)	the Supplemental	Premium	Dividends	Insurance	and
		Employee	Employee	Executive	paid for	Paid on	and	Other
		Stock	Savings	Retirement	Group Term	Restricted	Brokerage	Personal
		Ownership Plan	Plan	Plan (SERP)	Life Insurance	Stock	Sales	Benefits(1)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)
J. Bradley Scovill
	2017	10,800	13,500	87,889	1,191	10,457	-	17,299	141,136
	2016	10,600	13,250	83,072	1,191	9,083	-	11,552	128,748
	2015	10,600	13,250	82,606	992	4,036	-	46,296	157,780

Mark A. Hughes
	2017	10,800	13,500	27,118	1,191	5,786	-	-	58,395
	2016	10,600	14,006	25,348	1,191	5,735	-	-	56,880
	2015	10,600	13,250	20,098	637	3,745	-	-	48,330

Harold F. Hoose, III
	2017	10,608	13,260	10,780	637	4,855	-	3,915	44,055
	2016	10,600	15,967	9,445	415	4,409	-	5,203	46,039
	2015	9,464	11,830	8,120	415	3,054	-	3,621	36,504

Deborah E. Scott
	2017	9,747	12,184	18,989	1,191	3,648	773	1,877	48,409
	2016	9,764	14,412	18,155	1,191	3,384	477	1,997	49,380
	2015	9,660	12,075	15,206	1,191	2,470	527	2,844	43,973

Stan R. Dunsmore
	2017	9,181	11,476	18,152	2,206	3,126	-	600	44,741
	2016	8,293	10,696	16,235	1,798	3,046	-	600	40,668

(1)	For Mr. Scovill, Mr. Hoose, and Mrs. Scott, perquisites and other personal benefits include the estimated personal use portion of the cost of a company-supplied automobile. For Mr. Scovill, Mr. Hoose, Mrs. Scott and Mr. Dunsmore, perquisites include a personal reimbursement for cell phones which are used primarily, but not exclusively, for business purposes. For Mr. Scovill and Mr. Hoose, perquisites include the cost of club memberships, which were used primarily, but not exclusively, for business purposes. For Mr. Scovill, in 2015, perquisites include a relocation allowance.

Grants of Plan-Based Awards

The following table sets forth information concerning awards granted to the named executive officers for the year ended December 31, 2017 under the 1995 Stock Incentive Plan.

			All Other
			Stock
			Awards:	Grant
			Number	Date Fair
		Board/	of Shares	Value of
		Committee	of Stock	Stock and
	Grant	Action	or Units	Option
Name	Date	Date	(#)	Awards
J. Bradley Scovill	1/4/2017	12/15/2016	4,620	119,981

Mark A. Hughes	1/4/2017	12/15/2016	2,002	51,992

Harold F. Hoose	1/4/2017	12/15/2016	1,973	51,239

Deborah E. Scott	1/4/2017	12/15/2016	1,463	37,994

Stan R. Dunsmore	1/4/2017	12/15/2016	1,309	33,995

The grant date fair market value of stock awards is computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) topic 718, “Compensation—Stock Compensation,” excluding the effect of estimated forfeitures. The value used for restricted stock awards is based on the market value of the stock at the grant date. The market value per share of the January 4, 2017 awards is $25.97.

Restricted stock awards to NEOs under the Stock Incentive Plan in 2017 provided for vesting over a three-year term, with vesting for half of the shares dependent on satisfactory performance (time vesting) and vesting for half of the shares based on time vesting and upon the Corporation meeting an ROAE performance ratio, as defined. In 2017, the Corporation did not meet the performance condition defined in the awards, as the Corporation’s ROAE was in the 37th percentile of the defined Peer Group’s results for the 12-month period ended September 30, 2017. The minimum level for satisfying the performance condition defined in the 2017 awards was an ROAE at the 50th percentile of the Peer Group’s results. Accordingly, in the first quarter 2018, the following forfeitures of restricted stock awarded in 2017 occurred: Mr. Scovill - 770 shares; Mr. Hughes - 334 shares; Mr. Hoose - 329 shares; Mrs. Scott - 244 shares; and Mr. Dunsmore - 218 shares. In the first quarter 2018, the following forfeitures of restricted stock awarded in 2016 occurred: Mr. Scovill - 816 shares; Mr. Hughes - 411 shares; Mr. Hoose - 395 shares; Mrs. Scott - 301 shares; and Mr. Dunsmore - 244 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding stock options and non-vested stock awards as of December 31, 2017 for the named executive officers.

	Option Awards			Stock Awards
					Market
	Number of			Number of	Value of
	Securities			Shares or	Shares or
	Underlying			Units of	Units of
	Unexercised	Option		Stock	Stock
	Options	Exercise	Option	That Have	That Have
	(#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	($)	Date	(#)	($)
J. Bradley Scovill	-	-	-
				9,609	$230,616
Total:	0		Total:	9,609	$230,616

Mark A. Hughes	3,725	19.880	1/5/2019
	5,953	15.060	1/4/2021
	8,730	18.540	1/4/2022
	8,763	19.210	1/3/2023
	5,024	20.450	1/3/2024
				5,350	$128,400
Total:	32,195		Total:	5,350	$128,400

Harold F. Hoose, III	2,650	19.880	1/5/2019
	3,931	15.060	1/4/2021
	5,455	18.540	1/4/2022
	5,622	19.210	1/3/2023
	3,521	20.450	1/3/2024
				4,668	$112,032
Total:	21,179		Total:	4,668	$112,032

Deborah E. Scott	2,700	19.880	1/5/2019
	5,845	18.540	1/4/2022
	5,811	19.210	1/3/2023
	3,355	20.450	1/3/2024
				3,508	$84,192
Total:	17,711		Total:	3,508	$84,192

Stan R. Dunsmore	-	-	-
				3,006	$72,144
Total:	0		Total:	3,006	$72,144

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options granted, and the value realized on the vesting of restricted stock, under the 1995 Stock Incentive Plan during 2017 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	On Vesting
Name	(#)	($)	(#)	($)
J. Bradley Scovill	-	-	2,542	$62,245
Mark A. Hughes	4,170	25,833	1,542	$38,699
Harold F. Hoose, III	-	-	1,149	$29,782
Deborah E. Scott	7,371	49,857	908	$23,535
Stan R. Dunsmore	-	-	987	$25,583

Pension Benefits

The following table sets forth information with respect to pension benefits for the fiscal year ended December 31, 2017 for each of the named executive officers.

Payments
			Present Value	During
		Number of Years	of Accumulated	Last Fiscal
		Credited Service	Benefit	Year
Name	Plan Name	(#)	($)(2)	($)
Stan R. Dunsmore	Citizens Trust Company Pension Plan(1)	20	$205,076	$0

(1)	Mr. Dunsmore is a participant in the Citizens Trust Company Pension Plan, a tax-qualified defined benefit plan. This plan covers certain employees who were employed by Citizens Trust Company on December 31, 2002, when the plan was amended to discontinue admittance of any future participant and to freeze benefit accruals. The Corporation acquired Citizens Bancorp, Inc. and its wholly-owned subsidiary, Citizens Trust Company, effective May 1, 2007.

(2)	The present value of accumulated benefit is presented as of December 31, 2017, which is the measurement date the Corporation uses for financial reporting purposes.

Nonqualified Deferred Compensation

		Employer
	Executive	Contributions
	Contributions	in Last Fiscal	Aggregate			Aggregate
	in Last Fiscal	Year to	Earnings in			Balance at Last
	Year to	Supplemental	Last Fiscal Year	Aggregate		Fiscal Year End	Aggregate
	Deferred	Executive	in Deferred	Earnings in	Aggregate	in Deferred	Balance at Last
	Compensation	Retirement	Compensation	Last Fiscal Year	Withdrawals/	Compensation	Fiscal Year End
	Plan	Plan (SERP)	Plan	in SERP	Distributions	Plan	in SERP
Name	($)	($) (1)	($) (2)	($) (2)	($)	($) (3)	($)(4)
J. Bradley Scovill	200,300	87,889	59,538	44,821	-	390,394	307,105

Mark A. Hughes	-	27,118	-	27,459	-	-	243,887

Harold F. Hoose, III	-	10,780	-	11,849	-	-	90,224

Deborah E. Scott	37,751	18,989	10,533	21,292	-	95,381	190,050

Stan R. Dunsmore	2,500	18,152	668	10,912	-	4,791	59,492

(1)	The amounts shown as employer contributions to the SERP are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)	Earnings amounts shown represent the net change to the named executive officer’s account in 2017 for the aggregate gains and losses on the plan investments in the Deferred Compensation Plan and the SERP. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

(3)	The aggregate balance in the Deferred Compensation Plan has not been reported in prior Corporation Proxy Statements.

(4)	The aggregate balance at last fiscal year end (December 31, 2017) in the SERP, excluding 2017 employer contributions and aggregate earnings, has been reported in the Pension Benefits Table in prior Corporation Proxy Statements.

Supplemental Executive Retirement Plan. The Corporation maintains a Supplemental Executive Retirement Plan (“SERP”) to provide a supplemental retirement income to designated key employees.  The Board of Directors determines employees eligible to participate, as well as the amount of the Corporation’s annual contribution to each participant’s account, if any. The annual contribution is deposited into each participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may terminate the SERP at any time.

Historically, the Corporation’s annual contribution has been based on a formula designed to provide an annual benefit equal to 20% of the individual’s highest five-year average compensation, and assumes retirement at age 65. In determining the annual contribution amounts, the Corporation assumes interest rates of 8% for preretirement and 6% for postretirement and utilizes a standard mortality table.  The actual amount available to be distributed to a participant at separation of service depends upon the return on the investment of the funds held in the account over time. The actual investment returns do not impact the Corporation’s determination of the annual contribution.  Investment returns are allocated to participant accounts daily based on units held of each investment.

Amounts credited to a participant’s account do not vest until the earlier of: (i) the participant reaching age 55 with 5 years of participation in the SERP; (ii) the death of the participant; (iii) the disability of the participant; or (iv) a change in control of the Corporation as defined in the SERP.

Upon vesting, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

Deferred Compensation Plan. In December 2015, the Corporation established a nonqualified Deferred Compensation Plan that allows selected officers, beginning in 2016, the option to defer receipt of up to 100% of base salary plus any non-equity incentive plan compensation. The Compensation Committee of the Board of Directors determines employees eligible to participate (“Participants”). The Deferred Compensation Plan does not provide for Corporation contributions.

Participants are given an annual opportunity to elect, by entering into a Participation Agreement with the Corporation, to defer the receipt of eligible compensation by a dollar amount or percentage specified in the Participation Agreement. Participant contributions are deposited into each Participant’s account held in a trust account at the Bank. While the Bank’s Trust and Financial Management Group manages the trust assets, each Participant may direct the investment of the funds credited to their account. All assets in the trust are subject to the claims of the Bank’s creditors in the event of insolvency. The Board of Directors may amend or terminate the Plan at any time; provided, however, that no such amendment or termination shall reduce the balance in any Participant’s account nor affect the terms of the Plan relating to the payment of any account.

Participants are fully vested in their accounts at all times. Upon separation from service, amounts credited to a participant’s account are payable, at the election of the participant, in monthly or annual installments.

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). This ratio is commonly referred to as the “CEO Pay Ratio.” The Corporation’s PEO is Mr. Scovill, the President and Chief Executive Officer (“CEO”).

For 2017, the annual total compensation of our CEO was 19.7 times that of the Corporation’s median employee, based on annual total compensation of $767,141 for Mr. Scovill and $39,013 for the median employee, detailed as follows:

	President	Median
	and CEO	Employee
Salary	$408,000	$36,870
Bonus	-	500
Stock Awards	119,981	-
Non-Equity Incentive Plan Compensation	98,024	-
All Other Compensation	141,136	1,643
Total	$767,141	$39,013

The median employee was identified using a listing of all employees as of December 31, 2017, and calculating the median amount of total 2017 compensation as it would be reported based on the IRS instructions for Box 5, Medicare wages and tips. Actual amounts reported on Box 5 for 2017 were used for all employees who were employed throughout the entire year. We further annualized pay for those individuals not employed for a full year in 2017. As applicable, compensation reported on Box 5 included the amount paid in 2017 for salary, bonus, dividends on restricted stock and non-equity incentive plan (cash) awards, along with any amount deferred by the employee to the Savings & Retirement Plan (a 401(k) plan) and the imputed value of the cost of group term life insurance and certain perquisites. Compensation reported on Box 5 also included any amounts that vested in 2017 for SERP benefits and for stock awards (based on the market value of the stock on the vesting date). Compensation deferred at the election of the Corporation’s officers, and the amount of employer contributions to the ESOP and Savings & Retirement Plan, were excluded from Box 5.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

The Corporation and the Bank have entered into employment agreements with Mr. Scovill, Mr. Hughes, Mr. Hoose and Mrs. Scott (collectively, the “Employment Agreements”). The employment agreement with Mr. Scovill has an effective date of March 2, 2015, and the employment agreements with Mr. Hughes, Mr. Hoose, and Mrs. Scott were effective September 19, 2013. The following summarizes the material terms of the Employment Agreements.

The employment agreement with Mr. Scovill provided for an initial three (3) year term at an initial annual base salary of $380,000. In June 2017, the Corporation and Bank, and Mr. Scovill, entered into an amendment to the employment agreement which extended the end date of the initial term by one (1) year to March 1, 2019. After the initial term, as amended, the agreement will be automatically renewed for successive twelve (12) month terms, unless either the Corporation or Mr. Scovill gives written notice of non-renewal at least ninety (90) days prior to the next renewal date. Under this agreement, Mr. Scovill received a grant of Corporation restricted common stock equal in value at the time of grant to approximately $100,000. The shares of restricted stock vested ratably over a three (3) year period. The agreement also provided a signing bonus in the amount of $100,000, $50,000 of which was paid approximately sixty (60) days after Mr. Scovill’s start date of March 2, 2015 and $50,000 of which was paid approximately one hundred eighty (180) days after the start date. If Mr. Scovill had voluntarily terminated employment with the Bank, other than a termination for “Good Reason,” as defined in the agreement, within eighteen (18) months of receipt of either $50,000 installment payment, Mr. Scovill had agreed to reimburse the Bank for the full amount of the cash bonus payments actually received. The agreement also provided that Mr. Scovill would be eligible to receive an equity award under the Corporation’s 1995 Stock Incentive Plan for calendar year 2015 equal in value to $100,000 as of the date of grant. The equity award may be comprised of a combination of stock options and restricted stock, each of which will have a time vest and a performance vest component. For calendar years after 2015, based on approval by the Corporation’s Board of Directors, Mr. Scovill would be eligible to receive such stock based incentives as are granted to Mr. Scovill under the Corporation’s 1995 Stock Incentive Plan consistent with Mr. Scovill’s responsibilities and the performance of the Corporation and Mr. Scovill. The agreement also provides that Mr. Scovill would be eligible to participate in the Corporation’s Supplemental Executive Retirement Plan. Other features of the employment agreement with Mr. Scovill are included in the summary of descriptions of the Employment Agreements that follow.

The initial term of the Employment Agreement with Mr. Hughes expired September 19, 2016, and has been renewed through September 19, 2019. The Employment Agreement with Mr. Hughes provides that the term of the agreement shall be automatically renewed on each September 19th for successive three (3) year terms, unless either the Corporation or the executive gives written notice of nonrenewal at least 90 days prior to the next renewal date. The Employment Agreements of Mr. Hoose and Mrs. Scott had an initial expiration date of September 30, 2015, and have been extended through September 30, 2018. The Employment Agreements of Mr. Hoose and Mrs. Scott provide that the term of each agreement shall be automatically extended an additional twelve (12) months, unless written notice of nonrenewal is provided no later than July 19, 2017 and by July 19th of each successive calendar year thereafter.

Under the Employment Agreements, each executive is eligible to receive annual incentive payments and stock based incentives as determined by the Compensation Committee, which may, but need not be, issued under any incentive plan maintained by the Company, and is eligible to participate in any retirement plan, deferred compensation plan, welfare benefit plan or other benefit program in which full-time employees of the Bank are eligible to participate.

The Employment Agreements also provide each executive with reimbursement of business expenses and paid vacation in accordance with Corporation or Bank policies and procedures and, with respect to Mr. Scovill and Mr. Hoose, use of a Bank owned automobile and a country club membership. Mrs. Scott’s Employment Agreement also provides for the use of a Bank owned automobile.

Each Employment Agreement contains customary nondisclosure and mutual nondisparagement provisions and, in the case of Mr. Scovill and Mr. Hughes, a twenty-four (24) month non-competition and non-solicitation covenant and, in the case of Mr. Hoose and Mrs. Scott, an eighteen (18) month non-competition and non-solicitation covenant, in each case applicable within thirty-five (35) miles of any office of the Corporation or the Bank after voluntary or involuntary termination of the executive’s employment with the Corporation and the Bank.

Each Employment Agreement also provides that the executive may terminate his or her employment for “good reason” (as defined in the agreement) after notice to the Corporation or the Bank within thirty (30) days after the initial existence of the condition giving rise to the right to terminate and the failure of the Corporation or Bank to cure the situation within thirty (30) days after receipt of such notice.

Additionally, each Employment Agreement provides for a lump sum payment to the executive in the event of a termination of employment by the Corporation without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) following a “change in control” (as defined in the agreement) or absent a change in control, such payment to be equal to the sum of the highest annual base salary earned by the executive during the immediately preceding three (3) years, plus the highest cash bonus and other incentive compensation earned with respect to one of the three preceding years, plus (for Mr. Hughes, Mr. Hoose and Mrs. Scott) the highest value of stock options and other stock incentives awarded to the executive in one of the immediately preceding three years, multiplied by a predetermined factor depending on the executive and whether the executive was terminated following a change in control. Additionally, each of the Employment Agreements provides for the continuation of the executive’s participation in the Bank’s life, disability, medical/health insurance and other welfare benefits in effect during the one (1) year period preceding the termination of employment (or a cash payment representing the value of such benefits). The factor applicable to each of the executives for purposes of determining the lump sum payment and the time period for which benefits are to be continued are set forth in the following table.

The employment agreements in effect on December 31, 2017 do not provide for an excise tax gross-up pursuant to Section 280G of the Internal Revenue Code. In the event any payments to our named executive officers would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, the payments will be limited to the greater of (i) the dollar amount which can be paid to such named executive officer without triggering an excise tax under Section 4999 of the Internal Revenue Code or (ii) the greatest after-tax dollar amount after taking into account any excise tax incurred under Section 4999 of the Internal Revenue Code with respect to such parachute payments.

	Multiplier Factor		Benefits Continuation Period
Executive	Change in Control	Absent a Change in Control	Change in Control	Absent a Change in Control

J. Bradley Scovill	2.99X	1.0X	3 Years	1 Year
Mark A. Hughes	2.99X	1.0X	3 Years	1 Year
Harold F. Hoose, III	1.5X	0.5X	18 Months	6 Months
Deborah E. Scott	1.5X	0.5X	18 Months	6 Months

Change in Control Agreements

The Corporation and Bank have entered into Change in Control Agreements (the “Agreements”) with Mr. Dunsmore and certain other officers (each an “Employee”). The purpose of the Agreements is to retain and secure key employees and encourage their continued attention and dedication to their assigned duties without the distraction of potential disturbing circumstances arising from the possibility of a change in control of the Corporation or Bank.

The Change in Control Agreements provide for a lump sum severance benefit in the event that certain events take place after there is a “change in control”, as defined in the Agreement, of the Corporation, or for a period of twenty-four (24) months thereafter. The Agreements do not provide for any payment in the event that the Employee remains employed for more than twenty-four (24) months following the change in control.

Under the Agreements, the term “termination” means the termination of the employment of the Employee either by the Corporation for any reason other than death, disability, or “cause”, or by resignation of the Employee upon the occurrence of one or more of the following events: a significant change in the Employee’s authorities or duties; a reduction in annual salary or a material reduction in benefits; the relocation of the Employee’s office to a location more than 35 miles from the location of the Employee’s office immediately prior to the employment period; the inability of the Employee to exercise the authorities, powers, functions or duties associated with the Employee’s position; or the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement in the same manner and extent as if no succession had taken place.

In the event of a termination, the Agreements provide severance benefits of (i) Employer-paid group medical insurance continuation premiums for a period of eighteen (18) months after the date of termination; and (ii) a lump sum payment in cash no later than thirty (30) business days after the date of termination equal to the sum of the Employee’s unpaid salary, accrued vacation pay and unreimbursed business expenses through and including the date of termination; and an amount equal to one times the Employee’s base salary in effect immediately prior to the date of termination. Each Agreement contains customary non-disclosure provisions and a twelve (12) month non-solicitation covenant following termination of employment.

The Agreements terminate each December 31, but are automatically extended for additional one-year periods unless written notice is provided by the Corporation or Employee that such party does not wish to extend the term. If a change in control occurs during the original or extended term of the Agreements, the term shall continue for a period of twenty-four (24) months and end upon the expiration of such twenty-four (24) month period.

Potential Payments upon Termination or Change in Control

The table that follows provides quantitative information regarding contracts, agreements, plans or arrangements that provide for payments to a named executive officer upon termination of employment. The table does not include information with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation, in favor of executive officers or the Corporation and that are available generally to all salaried employees.

As of December 31, 2017:				Value of	Payment Under
		Supplemental		Restricted	Split Dollar	Citizens Trust
		Executive	Health	Stock	Bank Owned	Company
		Retirement	and Welfare	Subject to	Life Insurance	Pension
	Cash	Plan Benefit	Benefits	Acceleration	Program (1)	Plan (2)
Name	($)	($)	($)	($)
Termination Due to Retirement
J. Bradley Scovill	-	-	-	-	-	-
Mark A. Hughes	-	243,887	-	-	-	-
Harold F. Hoose, III	-	-	-	-	-	-
Deborah E. Scott	-	190,050	-	-	-	-
Stan Dunsmore	-	-	-	-	-	184,700

Termination Due to Disability
J. Bradley Scovill	-	307,105	-	-	-	-
Mark A. Hughes	-	243,887	-	-	-	-
Harold F. Hoose, III	-	90,224	-	-	-	-
Deborah E. Scott	-	190,050	-	-	-	-
Stan Dunsmore	-	59,492	-	-	-	184,700

Termination Without Cause or for Good Reason - Before a Change in Control
J. Bradley Scovill	625,785	-	9,473	-	-	-
Mark A. Hughes	410,907	243,887	13,256	-	-	-
Harold F. Hoose, III	165,065	-	7,213	-	-	-
Deborah E. Scott	145,815	190,050	4,388	-	-	-
Stan Dunsmore	-	-	-	-	-	184,700

Termination Due to Death
J. Bradley Scovill	-	307,105	-	-	-	-
Mark A. Hughes	-	243,887	-	-	-	-
Harold F. Hoose, III	-	90,224	-	-	-	-
Deborah E. Scott	-	190,050	-	-	-	-
Stan Dunsmore	-	59,492	-	-	561,000	84,000

Termination Without Cause or for Good Reason - Upon or After a Change in Control
J. Bradley Scovill	1,871,097	307,105	28,419	230,616	-	-
Mark A. Hughes	1,228,612	243,887	39,768	128,400	-	-
Harold F. Hoose, III	495,194	90,224	21,638	112,032	-	-
Deborah E. Scott	437,445	190,050	13,164	84,192	-	-
Stan Dunsmore	187,000	59,492	19,884	72,144	-	184,700

(1) The amount represents the death benefit payable under the former Citizens Trust Company Supplemental Life Insurance Plan for Executive Officers.

(2) The amounts reflect the estimated lump sum value that would be paid by the Citizens Trust Company Pension Plan.

Indemnification Agreements

On April 20, 2004, the shareholders of the Corporation authorized the Corporation to enter into indemnification agreements (the “Indemnification Agreements”) with the directors of the Corporation and the Bank and certain officers of the Bank, as designated by the Board of Directors. The primary purpose of the Indemnification Agreements is to ensure the ability of the Corporation and Bank to continue to attract and retain responsible, competent and otherwise qualified directors and officers. Indemnification Agreements have been entered into with all Directors of the Bank and the Corporation, as well as the Corporation’s and Bank’s Executive Officers as named on pages 6-9.

The Indemnification Agreements provide to covered directors and officers the most advantageous of any combination of benefits under (i) the benefits provided by the Bylaws of the Corporation in effect as of the date the agreements were entered into; (ii) the benefits provided by the Bylaws, the Articles of Incorporation or their equivalent of the Corporation in effect at the time indemnification expenses are incurred by an indemnitee; (iii) the benefits allowable under Pennsylvania law in effect on the date of the agreements; (iv) the benefits allowable under the law of the jurisdiction under which the Corporation exists at the time indemnifiable expenses are incurred by an indemnitee; (v) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries in effect on the date of the agreements; (vi) the benefits available under a liability insurance policy obtained by the Corporation and its subsidiaries, in effect at the time the indemnifiable expenses are incurred by an indemnitee; and (vii) such other benefits as are or may otherwise be available to the indemnitee.

The Corporation is not obligated to, nor has it agreed to provide funding for its obligations under the agreements. The Corporation is obligated, however, to pay its obligations under the agreements from general assets or insurance. The agreements do require the Corporation to continue to purchase D&O Coverage for so long as it is available on a commercially reasonable basis.

The indemnification available pursuant to the agreements is subject to a number of exclusions. No indemnification is required under the agreements with respect to any claim as to which it is finally proven by clear and convincing evidence in a court of competent jurisdiction that the covered person acted or failed to act with deliberate intent to cause injury to the Corporation or a subsidiary thereof or with reckless disregard for the Corporation’s best interest. The Corporation is also not required to make any payment finally determined by a court to be unlawful or any payment required under Section 16(b) of the Securities and Exchange Act of 1934, as amended. In addition, any claim (or part thereof) against an indemnitee which falls within the prohibitions of 12 C.F.R. §7.5217 (i.e., a prohibition on indemnification or insurance coverage for expenses, penalties or other payments incurred in connection with an action by a banking regulatory agency which results in a final order assessing monetary penalties or requiring affirmative action in the form of payment to the bank) is excluded from indemnification under the agreements.

Compensation of Directors

The following table summarizes the compensation paid by the Corporation and Bank to directors for the fiscal year ended December 31, 2017, other than J. Bradley Scovill who did not receive compensation as a director.

DIRECTOR COMPENSATION (1)(2)(3)

	Fees
	Earned or
	Paid in	Stock
	Cash (4)	Awards (5)	Total
Name	($)	($)	($)
Dennis F. Beardslee	41,000	19,997	60,997
Jan E. Fisher	49,700	19,997	69,697
R. Bruce Haner	51,600	19,997	71,597
Susan E. Hartley	41,500	19,997	61,497
Leo F. Lambert	57,100	19,997	77,097
Terry L. Lehman	39,900	19,997	59,897
Edward H. Owlett, III	48,000	19,997	67,997
Frank G. Pellegrino	37,000	19,997	56,997
Leonard Simpson	53,200	19,997	73,197
Aaron K. Singer	22,300	0	22,300
James E. Towner	48,400	19,997	68,397
Ann M. Tyler	20,100	0	20,100

(1) The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2017 of a type required to be disclosed in those columns.

(2) As of December 31, 2017, non-employee directors except Director Singer each owned 770 shares of common stock awarded pursuant to the Independent Directors Stock Incentive Plan (described below) for which transfer restrictions had not yet lapsed. For the Directors, those shares had a value of $18,480 based on the closing price of the Corporation’s common stock on December 29, 2017 (the last business day of the year). Director Singer was not a Director at the time of the 2017 restricted stock award.

(3) Effective January 2, 2018, the Corporation awarded 826 shares of restricted stock under the Independent Director Stock Incentive Plan to each director. The value of the restricted stock was $24.21 per share, based on the market price of the Corporation’s stock on January 3, 2018, and vest over (1) one year. The awards made in January 2018 are not included in the table.

(4) Includes annual cash retainer, Chairman or Committee chair retainer (if any) and attendance fees.

(5) The amount shown in the “Stock Awards” column equals the value of restricted stock awards of 770 shares, determined based on the grant date fair market value of $25.97 per share. Director Tyler forfeited her 2017 award upon her retirement from the Board in April 2017.

Director Fees. Compensation of the Board of Directors is established by the Board upon recommendation of the Compensation Committee. In developing its recommendations for 2017, the Compensation Committee considered information provided by Pearl Meyer.

Non-employee directors receive cash compensation for their service as directors in accordance with the following fee schedule. Employee directors are not entitled to additional compensation for board or committee service.

Annual Fees:
Cash Retainer (all Directors, including Chairman)	$20,000
Chairman of the Board	$15,000

Committee Chairman:
Audit Committee	$5,000
Compensation Committee	$5,000
All Other Committees	$4,000

Per-Meeting Attendance Fees:
Board meetings (all Directors)	$1,000

Committee meetings
Audit Committee	$600
Executive Committee	$600
All Other Committees	$500

Compensation Committee meeting fees are included in the Executive Committee meeting fee amount listed above. A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. Attendance fees are not doubled in the event of joint meetings of the Corporation and Bank Boards.

Independent Directors Stock Incentive Plan. In addition to cash fees, non-employee directors may also receive compensation in the form of Corporation common stock or stock options under the Independent Directors Stock Incentive Plan. This plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors. A total of 135,000 shares of common stock may be issued under the Independent Directors Stock Incentive Plan. The recipient’s right to exercise stock options under this plan vests immediately and expires 10 years from the date of grant. The exercise prices of all stock options awarded under the Independent Directors Stock Incentive Plan are equal to the fair market value on the grant date. Restricted stock awards issued under the plan through December 31, 2017 vest ratably over one (1) year. As of December 31, 2017, a balance of 17,396 shares remains available for issuance under the Independent Directors Stock Incentive Plan.

PROPOSAL 2 — APPROVAL AND ADOPTION OF THE SECOND AMENDMENT TO THE CITIZENS & NORTHERN CORPORATION INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN

On February 15, 2018, the Board of Directors of the Corporation adopted the Second Amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan (the “Stock Incentive Plan”) in order to insure that there are sufficient shares available for future awards. The Stock Incentive Plan was originally adopted by the Board of Directors on February 15, 2001 and approved by the stockholders on April 17, 2001. The First Amendment to the Stock Incentive Plan was adopted by the Board of Directors on February 28, 2008 and approved by the stockholders on April 15, 2008.

The purposes of the Plan are to aid the Corporation in attracting, retaining, motivating, and compensating Non-Employee Directors and to enable them to increase their ownership of Stock. The Plan is beneficial to the Corporation and its stockholders since it allows Non-Employee Directors of the Board to have a greater personal financial stake in the Corporation through the ownership of Stock, in addition to underscoring their common interest with stockholders in increasing the value of the Stock on a long-term basis.

As adopted, the Stock Incentive Plan permits awards of nonqualified stock options and/or restricted stock to non-employee directors (i.e., members of the Corporation’s Board of Directors who are not officers and employees of the Corporation or any subsidiary thereof). The maximum number of shares of the Common Stock issuable under the Stock Incentive Plan was initially fixed at Fifty Thousand (50,000) shares, and increased to Seventy-Five Thousand (75,000) shares as a result of the 3- for- 2 stock dividend on April 21, 2003, then increased to One Hundred Thirty-Five Thousand (135,000) shares as a result of the First Amendment.

The Board of Directors directed and ordered that the Second Amendment to the Stock Incentive Plan be submitted to the stockholders of the Corporation for their approval and adoption at the 2018 Annual Meeting of Stockholders to be held on April 19, 2018. The following is a brief summary of the Second Amendment adopted by the Board of Directors on February 15, 2018 (a copy of the full text of the Second Amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan is attached as Exhibit A to this Proxy Statement):

•	Increase in the number of shares issuable under the Stock Incentive Plan from One Hundred Thirty-Five Thousand (135,000) shares to Two Hundred Thirty-Five Thousand (235,000) shares.

The Second Amendment is being submitted to the stockholders of the Corporation for their approval. The affirmative vote of a majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting on this proposal is necessary for the adoption of the amendment.

The Board of Directors recommends a vote “FOR” approval and adoption of the Second Amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan.

PROPOSAL 3 — ADVISORY NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Corporation is required to provide its shareholders with a separate, non-binding advisory vote on the compensation paid to the Corporation’s named executive officers pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis (CD&A) and tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

For the reasons set forth in this Proxy Statement, we believe that our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, and are strongly aligned with the long-term interests of our shareholders, and that the compensation paid to our executives is consistent with such policies and procedures.

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to the Named Executive Officers of the Corporation pursuant to the policies and procedures employed by the Corporation, as described in the Compensation Discussion and Analysis and tabular disclosure regarding the Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Baker Tilly Virchow Krause, LLP (“Baker Tilly”), formerly ParenteBeard, LLC (“ParenteBeard”) has been the independent registered public accounting firm appointed by the Corporation to audit its financial statements since 1979, and was selected by the Board as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2018. No member of the firm or any of its associates has a material financial interest in the Corporation. A representative of Baker Tilly is expected to be present at the Annual Meeting to answer appropriate questions from shareholders and will be afforded an opportunity to make any statement that the firm desires.

The affirmative vote of a majority of the votes cast at the meeting, in person or by proxy, is required to ratify the appointment of Baker Tilly as the Corporation’s independent registered public accounting firm. Abstentions and broker non-votes will have no effect in calculating the votes on this matter.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Baker Tilly Virchow Krause, LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Fees of Independent Public Accountants

The following table sets forth information concerning fees paid to independent public accountants for the years ended December 31, 2017 and 2016. All services provided by Baker Tilly in 2017 and 2016 were pre-approved by the Audit Committee, consistent with the limits provided for in the Audit Committee Charter.

	Fiscal Years Ended
	December 31,
	2017	2016
Audit Fees
Audit of Annual financial statements and
Audit of internal control over financial reporting
and reviews of Quarterly financial statements	$206,975	$193,750

Audit-Related Fees
Audits of employee benefit plans	18,408	17,260

Tax Fees
Preparation of Corporation tax return	20,035	19,708

Aggregate of all fees billed to the Corporation	$245,418	$230,718

Audit Committee Report

On February 15, 2018, the Audit Committee of the Board of Directors reviewed and discussed with management the audited financial statements dated December 31, 2017. The Audit Committee also discussed with Baker Tilly, the independent registered public accounting firm of the Corporation, the matters required to be discussed with those charged with governance pursuant to the Public Company Accounting Oversight Board Auditing Standard AS 1301(Communications with Audit Committees).

The Audit Committee has received from Baker Tilly, the written disclosure and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed Baker Tilly’s independence with its representatives. These items relate to that firm’s independence from the Corporation.

Based on its review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

Audit Committee

Edward H. Owlett, III, Chairman	Terry L. Lehman
R. Bruce Haner	Aaron K. Singer
Leo F. Lambert	James E. Towner

ANNUAL REPORT ON FORM 10-K

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, was made available to shareholders with this proxy statement. The Annual Report on Form 10-K is also available at www.cnbankpa.com.

A paper copy of the Annual Report on Form 10-K will be furnished to shareholders free of charge upon written request. Such requests should be directed to the Treasurer of Citizens & Northern Corporation at 90-92 Main Street, Wellsboro, PA, 16901, or by phone at 570-724-3411.

OTHER MATTERS

The management of the Corporation does not intend to bring any other matters before the Annual Meeting and is not presently informed of any other business which others may bring before such meeting. However, if any other matters should properly come before such meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, determine.

EXHIBIT A

SECOND AMENDMENT TO THE

CITIZENS & NORTHERN CORPORATION

INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN

1. Purpose. The purpose of this Second Amendment to the Citizens & Northern Corporation Independent Directors Stock Incentive Plan (the “Amendment”) is to adopt a change to the Plan as a result of a recommendation by the Executive Committee of the Board of Directors (“Board”) of Citizens & Northern Corporation. All terms, conditions and provisions of the Plan unless specifically modified herein are valid and enforceable.

2. Amended Provision. Paragraph 5 of the Citizens & Northern Corporation Independent Directors Stock Incentive Plan is amended to increase the number of issuable shares from 135,000 to 235,000, thereby modifying the first sentence thereof to provide as follows:

Subject to adjustments as provided in Section 11 of this Plan, the total number of shares of Stock which may be issued as Awards under the Plan is two hundred thirty five thousand (235,000).

3. Effective Date. This Second Amendment shall become effective as of the date it is adopted by the Board, so long as the stockholders of Citizens & Northern Corporation approve it within twelve (12) months after the date of the Board’s adoption.

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 19, 2018 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430303000000000000 6 041918 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF CLASS I DIRECTORS. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Bobbi J. Kilmer Terry L. Lehman Frank G. Pellegrino James E. Towner INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. TO APPROVE AND ADOPT THE SECOND AMENDMENT TO THE CITIZENS & NORTHERN CORPORATION INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN. FOR AGAINST ABSTAIN 3. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. FOR AGAINST ABSTAIN 4. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018. FOR AGAINST ABSTAIN 5. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF CITIZENS & NORTHERN CORPORATION April 19, 2018 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST on April 18, 2018. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/11697/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20430303000000000000 6 041918 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. ELECTION OF CLASS I DIRECTORS. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Bobbi J. Kilmer Terry L. Lehman Frank G. Pellegrino James E. Towner INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 2. TO APPROVE AND ADOPT THE SECOND AMENDMENT TO THE CITIZENS & NORTHERN CORPORATION INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN. FOR AGAINST ABSTAIN 3. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. FOR AGAINST ABSTAIN 4. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018. FOR AGAINST ABSTAIN 5. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CITIZENS & NORTHERN CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 19, 2018 The undersigned hereby appoints Dennis F. Beardslee and Leonard Simpson, and each or either of them, as the attorneys and proxies of the undersigned, with full power of substitution in each, to vote all shares of the common stock of Citizens & Northern Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, April 19, 2018, at 2:00 P.M. (local time), at the Deane Center, 104 Main Street, Wellsboro, Pennsylvania 16901, and at any adjournments thereof, and to vote as follows: (Continued and to be signed on the reverse side.) 14475

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of CitiZenS & northern CorPoration To Be Held On: April 19, 2018 at 2:00 p.m. Local time Location of Meeting The Deane Center 104 Main Street, Wellsboro Pennsylvania 16901 ComPanY nUmBer aCCoUnt nUmBer ControL nUmBer This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 4/9/18. Please visit http://www.astproxyportal.com/ast/11697/, where the following materials are available for view: • Annual Highlights • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) and 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: onLine: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time on April 18, 2018. in PerSon: You may vote your shares in person by attending the Annual Meeting. teLePhone: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call. maiL: You may request a card by following the instructions above. 1. ELECTION OF CLASS I DIRECTORS. nomineeS: Bobbi J. Kilmer Terry L. Lehman Frank G. Pellegrino James E. Towner Please note that you cannot use this notice to vote by mail. 2. TO APPROVE AND ADOPT THE SECOND AMENDMENT TO THE CITIZENS & NORTHERN CORPORATION INDEPENDENT DIRECTORS STOCK INCENTIVE PLAN. 3. TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT. 4. RATIFICATION OF THE APPOINTMENT OF THE FIRM OF BAKER TILLY VIRCHOW KRAUSE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018. 5. OTHER MATTERS. In their discretion, to vote with respect to any other matters that may properly come before the Meeting or any adjournments thereof.